UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________________________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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6333 North State Highway 161, 4th Floor
Irving, Texas 75038

To My Fellow Shareholders,
2017 was a strong year for Blucora, and I am very proud of all that our team has achieved. As you will see in our Proxy Statement, we are asking stockholders for approval on important proposals that are key to our success going forward, such as the approval of our new long-term incentive plan and an amendment to our Certificate of Incorporation that allows our Board to set the size of the Board between six and 15 directors, and I ask for your vote “FOR” each of the proposals in the Proxy.

Before we get to the detail of the Proxy, I wanted to give you some detail about our success in 2017 and why we believe we have earned the trust of your vote in favor of our ballot measures. In my letter last year, I shared my belief that we were well positioned to continue our momentum into 2017. I’m pleased to say that we did just that, and celebrated a series of impressive milestones, including:

•	Growing revenue by 12%, net income per share by 137%, and non-GAAP EPS* by 38%;

•	Surpassing our net leverage goal by paying down more than $90 million in debt and reducing our net leverage to 2.8 times (vs. 4.0x at end of 2016 and 6.3x at time of the HD Vest acquisition);

•	Growing total HD Vest assets under administration, or AUA, by 14% to $44 billion and advisory assets under management, or AUM, by 21% to $12.5 billion - both record levels; and

•	Achieving our 20th consecutive year of revenue growth at TaxAct, growing 15%.

We achieved these impressive results thanks in large part to the highly focused Four Ds strategy we established in 2016 to guide us forward after the HD Vest acquisition. That strategy focused our team on:

•	Divesting our legacy businesses in Infospace and Monoprice (achieved 2016);

•	De-levering and reducing our net leverage ratio from 6.3x to at least 3x (achieved 2017);

•	Delivering on our financial commitments (ongoing); and

•	Developing long-term business plans to drive growth and maximize value (ongoing).

Achieving our net leverage or ‘de-lever’ goal in 2017 followed our ‘divest’ achievement in 2016 when we sold Infospace and Monoprice. While we have been ‘driving’ growth and ‘delivering’ on our financial commitments, we consider those to be a constant focus. This enabled us to turn our attention in 2017 to clearly laying out our long-term vision and strategy for the future - unlocking sustained shareholder value creation by better serving our targeted customers and advisors.

Like every effective growth strategy, we began by establishing the core beliefs that set the frame of our long-term strategy. We believe that taxes are the absolute key to better outcomes, since they are such a large expense and optimizing taxes must be more than a once-a-year event. Yet today people remain vastly underserved - often at the peril of their financial futures. The tax preparation industry focuses consumers on maximizing the refund. This reactive approach ignores what should be the most important goals of minimizing taxes, increasing cash flows and enabling better long term after-tax outcomes, so people can do more in their lives. On top of this reactive and outdated approach, the overall wealth management industry virtually ignores taxes and refers clients to another service provider when there is a tax consideration. These approaches have left consumers without a holistic service approach to their financial future … until now.

Blucora bridges the gap between tax and wealth management. We have a unique opportunity before us to disrupt these decades-long outdated approaches. We can leverage the information naturally generated by filing taxes to enable people, over their financial lives, to achieve their goals, uncovering opportunities their advisors would otherwise miss. Make no mistake, Blucora is leading the next major innovation in financial management, maximizing after-tax risk-adjusted financial returns - which is what all of us will live off of - in reality - in our retirement.

After the success of 2017, and as we focus on our vision of unlocking sustained value for shareholders and customers alike, we will focus our 2018 efforts on our new strategic plan. Building on the Four D’s approach, our new strategic pillars line up with ABCD.

•
A - Accelerate Growth. We will execute on our significant organic growth opportunities, create clear competitive differentiation and value in each business, and capture the synergies that exist between the two.

•	B - Build Tax-Smart Leadership. We are competitively positioned - at the intersection of tax and wealth management - to deliver better outcomes to customers.

•
C - Create One Blucora. We are no longer a holding company of unrelated businesses. We are one company focused on sharing our expertise and driving efficiencies anchored in a common culture. We are on our way to building a high-performance organization, as part of this culture.

•	D - Deliver Results. While we have evolved from the Four D’s, we will retain our sharp focus on delivering on our commitments to shareholders, customers and advisors.

These pillars will guide us as we work to accelerate growth in 2018. They will also guide how we look to grow the two segments of our business. As I’ve mentioned, we believe our future sits at the intersection of the tax and wealth management - and that’s where our growth opportunity is. We’ve only scratched the surface on our opportunity, with so much more we can do. This prospect makes us all excited about the future we can create.

Wealth Management

HD Vest is a strong business with what we believe to be a vast amount of organic growth opportunities on the horizon. And as the largest broker-dealer focused on tax-smart investing, we have a competitive advantage in the marketplace. We’ve leveraged this advantage to grow the business, and I’m proud of the progress we made in 2017.

From a performance standpoint, HD Vest set a number of records in 2017. Total assets under administration increased 14% year-over-year to $44 billion - a new record. Advisory assets under management were up 21% year-over-year to $12.5 billion - also a new record. Net inflows into AUM were about $800 million in 2017, and AUM as a percent of AUA increased to 28.4%, up about 150 basis points from the year ago quarter and also hitting a high-water mark.

Last year, as part of our shift to focus on advisor productivity rather than total number of advisors, we began using predictive models in advisor recruitment. This enabled us to better identify which tax professionals are most likely to be successful as HD Vest wealth management advisors. Additionally, we started a strategic and targeted reduction of non-engaged advisors who account for virtually no clients and assets. This process, which has resulted in the reduction of about 300 advisors, remains an ongoing one as we optimize our advisor base.

2017 also saw great progress in our transition to a new clearing partner, which we expect to complete by the third quarter of 2018. We expect this will be a great win for end-clients, advisors and Blucora. This change will enable us to achieve better capture of interest income in a rising rate cycle, be able to capitalize on new capabilities such as highly-integrated business processing, data aggregation and a world-class client portal, and we’ll have the opportunity to bring direct-to-fund (DTF) assets fully on our platform over time. In total, we expect the new clearing arrangement to be accretive to the tune of $60-100 million or more in segment income over 10 years, which can both drop to the bottom line as well as enable acceleration in growth.

Tax Preparation

As we look at the tax side of our business in 2017, we invested in our platform and capabilities to provide more long-term value for our customers. We are enabling speed, efficiency and growth through investing in our technology, infrastructure and people. In 2017, we made great strides in these efforts by:

•	Migrating IT infrastructure to the cloud;

•	Upgrading our operations and support technology;

•	Growing investments in data-driven technologies, tools and platforms to personalize and optimize, as well as being vigilant around cybersecurity; and

•	Enhancing our data and analytics, while improving marketing effectiveness.

TaxAct finished the year with revenue of $160.9 million, up 15% versus last year and these investments will help lay the groundwork for continued future growth.

In addition to investing for growth, we’re focused on restoring unit momentum in this business by focusing on monetized units, with efforts in four key areas:

•	Targeting high potential segments in the growing Digital DIY market, activated through new marketing and improved filer experiences;

•	Transparent pricing, with marketable price-value advantages versus the larger players; and

•	Diversifying revenue by extending our relationship with filers, leveraging the insight we can gain, with consent, from the tax form - through partners as well as by leveraging our HD Vest unit.

As I mentioned earlier, Blucora uniquely sits at the intersection of tax and wealth management. To that end, we have made significant strides in creating a cross-serve engine within the TaxAct experience for the benefit of our clients. We launched the BluPrint™ financial assessment, developed in partnership with HD Vest, which turns insights from a tax return into actionable recommendations designed to improve the filers’ financial situation. We take dozens of data points within the 1040 to offer financial insights and suggestions, all focused on helping customers save on their taxes, lessen their debt burdens and improve their future financial health. We believe we can help the average U.S. filer save thousands of dollars with the insights and solutions we provide. This year, and we believe this is only the beginning, we enabled our customers to access product partnerships where they could reduce their taxes, reduce student debt or get a better deal on consumer debt, manage risk through adding life insurance at a competitive rate or generate more interest on their money through a high-yield deposit account.

We believe we are the only online tax software company that offers this type of insight and guidance into the financial health of our customers and provides comprehensive solutions which can save customers real money now and for years to come. For the nominal cost of using our tax filing software, we can give the customer ways to save thousands of dollars - we believe this is a phenomenal value creation opportunity. While we will look to deepen all our relationships and product integration with our partners, we believe these relationships can become a template for us in future tax seasons.

Conclusion

As I look back at 2017, we have successfully completed an unprecedented multi-year transformation. This includes executing on our 4-D’s initiative and the initiatives each of our businesses have undertaken to drive growth and better serve customers. Our financial results clearly show our momentum, with double-digit revenue growth, a strengthened balance sheet, growth in key metrics at HD Vest and continued product development and partnership progress at Tax Act.

I also want to note, and again welcome, our new independent directors. Bill Atwell, the former President of Cigna’s international business; Mac Gardner, the former Head of Americas Region and Global Bank Group, Private Client for Merrill Lynch; Georganne Proctor, the former Chief Financial Officer of TIAA-CREF and Steven Aldrich, Chief Product Officer at GoDaddy, Inc., who joined us in 2017. Their experience and knowledge further strengthen our outstanding Board of Directors. I want to thank them all for joining us and thank all the members of our Board for the key role they all play in helping the management team shape the future of Blucora.

With the strong foundation our transformation has created and our talented team, we have the tools and ability to leverage our differentiated business model and capitalize on the significant growth opportunities we see ahead. Simply put, I remain very optimistic about our future.

I’d like to thank our shareholders for the trust and confidence you place in us. And I thank our nearly 500 employees for the hard work they put in every day to serve our customers and advisors, and grow our company.

Sincerely,

John S. Clendening

*See Annex A for a reconciliation of non-GAAP EPS to the nearest GAAP measure.

6333 North State Highway 161, 4th Floor
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 7, 2018
TO THE STOCKHOLDERS:
Notice is hereby given that the annual meeting of stockholders of Blucora, Inc., a Delaware corporation, will be held on June 7, 2018 at 2:00 p.m. Central Daylight Time in the Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207 for the following purposes:

1.	To elect three Class I directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement;

4.	To approve the Blucora, Inc. 2018 Long-Term Incentive Plan;

5.	To approve an amendment to the Blucora, Inc. Restated Certificate of Incorporation to provide that the number of directors of the Company shall be not less than six nor more than 15 directors; and

6.	To transact such other business as may properly come before the meeting or any adjournment, postponement or recess thereof.
The Board of Directors has fixed the close of business on April 9, 2018 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.
We have elected to deliver a Notice of Internet Availability of Proxy Materials, rather than sending a full set of proxy materials (including this proxy statement and our Annual Report on Form 10-K for the year ended 2017) in the mail. The Notice of Internet Availability was sent to stockholders on or about April 19, 2018, and the proxy materials were made available on www.proxydocs.com/BCOR on the same day. For specific instructions regarding voting online, by telephone, or by mail, please see the instructions in this Proxy Statement and on the Notice of Internet Availability of Proxy Materials.
This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal Officer and Secretary
Irving, TX
April 19, 2018
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN YOUR PROXY CARD (IF YOU RECEIVED ONE), OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON YOUR VOTING INSTRUCTION CARD.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2018: This Notice of Annual Meeting and Proxy Statement, the Notice of Internet Availability of Proxy Materials and the 2017 Annual Report are available at www.proxydocs.com/BCOR.

PROXY STATEMENT
for
2018 ANNUAL MEETING OF STOCKHOLDERS OF BLUCORA, INC.
June 7, 2018

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding our 2017 performance, please review our Annual Report Form 10-K for the year ended December 31, 2017.

Information About the Annual Meeting of Stockholders

The Board of Directors (the "Board" or "Board of Directors") of Blucora, Inc. (referred to throughout this proxy statement as “Blucora," the “Company," we," "us," or "our") is soliciting proxies for the 2018 annual meeting of stockholders and any adjournment, postponement or recess of such meeting.

Time and Date:	2:00 p.m., Central Daylight Time, on Thursday, June 7, 2018
Location:	The Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207
Record Date:	April 9, 2018
Voting:	Each Share is entitled to one vote at the Annual Meeting

Proposals Included in this Proxy Statement and Recommendations for Voting

Management Proposals:	Board Recommendation	For more detail, see page:
Proposal 1- Election of Directors	"FOR" EACH NOMINEE	12
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm for 2018	FOR	14
Proposal 3 - Advisory vote to approve the compensation of the Company's Named Executive Officers	FOR	15
Proposal 4 - Approval of the Blucora, Inc. 2018 Long-Term Incentive Plan	FOR	16
Proposal 5 - Approval of Amendment to the Blucora, Inc. Restated Certificate of Incorporation	FOR	28

Financial and Business Information

We are a leading provider of technology-enabled financial solutions to consumers, small business owners, and tax professionals. We offer our products and services in wealth management and tax preparation through HDV Holdings, Inc. and its subsidiaries (“HD Vest”) and TaxAct, Inc. and its subsidiary (“TaxAct”), respectively, to help consumers to manage their financial lives in a tax-smart manner.

2017 Financial Highlights
•	2017 was a strong year where we achieved double digit growth in nearly all of our key metrics while significantly strengthening our balance sheet, our platform and our executive leadership team.
•	We increased Total Revenue by 12% from 2016.
•	We increased Net Income and Net Income per share by 141% and 137%, respectively, from 2016. (2)
•	We increased non-GAAP Consolidated Adjusted EBITDA by 7% from 2016. (2)
•	We increased non-GAAP EPS by 38% from 2016. (2)
•	We grew assets under management by 21% from 2016 to $12.5 billion and total assets under administration by 14% from 2016 to $44.2 billion at HD Vest.
•	We achieved the 20th consecutive year of revenue growth at TaxAct, growing 15% from 2016.
•	During 2017, we lowered debt by $90 million, reduced net leverage ratio to 2.8x from 4.0x and lowered interest rate by 300 bps.
•	We announced a clearing firm transition that is expected to generate $60-$100 million in incremental HD Vest segment income over a 10-year term.
2017 Business Highlights
•
Since 2015 we have been successfully undergoing a strategic transformation into a technology-enabled financial solutions company focused on wealth management and comprised of TaxAct and HD Vest and have divested our Search and Content and E-Commerce businesses.

•	In connection with our strategic transformation and our operating as “One Company," during 2017, we relocated our corporate headquarters from Bellevue, Washington to Irving, Texas.
•	In connection with this relocation and our strategic transformation, we had a leadership transition resulting in a new executive team.

(1)	Financial measures used in our annual bonus plan. See "Compensation Discussion and Analysis" for additional information.

(2)	See Annex A - Non-GAAP Reconciliation for a reconciliation of Adjusted EBITDA and non-GAAP EPS to Net Income and Net Income per share.
For information concerning risks, uncertainties and other factors that may cause our results to differ from those expressed by any forward-looking statements in this proxy statement, please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Proposal 1 - Election of Class I Directors

We are asking you to vote to elect our three Class I Directors set forth below. At our 2017 annual meeting of stockholders, our stockholders voted to approve the declassification of our Board of Directors over a three-year period beginning with our 2018 annual meeting of stockholders. Each director is currently assigned to one of three classes. The Class I directors up for election at our 2018 annual meeting will be elected for a one-year term. In 2019, the Class II directors will be up for election and will be elected for a one-year term. In 2020, all members of our Board of Directors will be up for election for a one-year term, and thereafter all directors will be elected annually. The Company’s Board of Directors has set the size of the Board at eight members, and information about each of our directors, including our Director Nominees for election at the annual meeting, is set forth below.

For additional information concerning this proposal and our Director Nominees, see “Proposal One—Election of Directors” on page 12 of this Proxy Statement, and for additional information regarding our other directors, see "Information Regarding the Board of Directors."

						Board Committees
Name	Age	Director Since	Class of Director	Employment Description	Indepen-dent	Audit	Comp-ensation	Nominating and Governance
William L. Atwell, Chair	67	2017	II	Managing Director of Atwell Partners	Y	✓
Steven Aldrich	48	2017	II	CPO of GoDaddy	Y			✓
John S. Clendening*	55	2016	I	President & CEO Blucora	N
Lance G. Dunn*	55	2012	I	Former Co-Founder & CEO of TaxAct	Y	✓
H. McIntyre Gardner*	56	2017	I	Private Investor and former Senior Executive at Merrill Lynch & Co., Inc.	Y		Chair
Georganne C. Proctor	61	2017	III	Former CFO of TIAA-CREF	Y	Chair	✓
Christopher W. Walters	44	2014	II	CEO of Encompass Digital Media, Inc.	Y			Chair
Mary S. Zappone	53	2015	III	CEO of Brace Industrial Group	Y		✓	✓
* Class I Directors who are nominated for re-election at the 2018 Annual Meeting of Stockholders.

Proposal 2 - Auditor Ratification

We are asking you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm for 2018” on page 14 of this Proxy Statement, and for information concerning the fees we paid to Ernst & Young LLP during 2017 and 2016, see “Fees Paid to Independent Registered Public Account Firm for 2017 and 2016” on page 42 of this Proxy Statement.

Proposal 3 - Executive Compensation
We are asking you to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for 2017 as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 45. We believe that our Named Executive Officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our stockholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our stockholders.
For additional information concerning this proposal, see “Proposal Three—Advisory Vote to Approve the Compensation of the Company's Named Executive Officers” beginning on page 15 of this Proxy Statement. In addition, please read the information included in the Executive Compensation section of this Proxy Statement beginning on page 45, including the highlights of our 2017 executive compensation information included under “Executive Summary.”

Proposal 4 - 2018 Long-Term Incentive Plan

We are asking you to approve the Blucora, Inc. 2018 Long-Term Incentive Plan. The Blucora, Inc. 2018 Long-Term Incentive Plan is intended to replace the Blucora, Inc. 2015 Incentive Plan as Amended and Restated. Approval of the Blucora, Inc. 2018 Long-Term Incentive Plan by our stockholders is required under NASDAQ listing rules.

Approval of the Blucora, Inc. 2018 Long-Term Incentive Plan is very important because the Board and Compensation Committee believe that the number of shares of common stock currently available under the Blucora, Inc. 2015 Incentive Plan as Amended and Restated is insufficient to meet the Company’s current and future equity compensation needs. Stockholder approval of the 2018 Plan is intended to ensure that the Company has sufficient shares available to attract and retain key employees, key contractors, and outside directors, and to further the Company’s growth and development.

For additional information concerning this proposal, see “Proposal Four—Approval of the Blucora, Inc. 2018 Long-Term Incentive Plan” beginning on page 16 of this Proxy Statement, and for additional information concerning awards under the 2018 Plan as components of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 45 of this Proxy Statement.

Proposal 5 - Amendment to Restated Certificate of Incorporation

We are asking you to approve an amendment to the Blucora, Inc. Restated Certificate of Incorporation to increase both the minimum and maximum number of directors that may serve on the Board of Directors. Currently, the Blucora, Inc. Restated Certificate of Incorporation provides that the Board of Directors shall be composed of not less than five nor more than nine directors, with the specific number to be set by resolution of the Board of Directors. If the amendment is adopted, the Board of Directors will continue to have the authority to set the exact number of directors, but the range of our Board of Directors will be expanded from the current range of five to nine directors to a range of six to 15 directors. Approval of the amendment to the Blucora, Inc. Restated Certificate of Incorporation by our stockholders is required by Delaware law.

We have discussed the need for an amendment to our Restated Certificate of Incorporation with some of our institutional investors and believe that the approval of this amendment is important because it will ensure that the Company has a sufficient number of directors to provide effective oversight of the Company and comply with best corporate governance practices while also preventing the Board from becoming so large that it becomes inefficient and the decision making process is hindered.

For additional information concerning this proposal, see “Proposal Five—Approval of Amendment to the Blucora, Inc. Restated Certificate of Incorporation” beginning on page 28 of this Proxy Statement.

Corporate Governance Highlights
We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens board and management accountability and helps build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓	7 Independent Directors	✓	All Board Committees are Independent
✓	Movement toward a Declassified Board and Annual Election of Board Members	✓	Risk Oversight by Full Board and Committees
✓	Majority Voting for Directors in Uncontested Elections With Resignation Policy	✓	Stockholders can Call Special Meetings
✓	Regular Board and Committee Meetings	✓	Stock Ownership Requirements for Directors and Executive Officers
✓	Regular Board and Committee Self Evaluations	✓	Annual ratification of Independent Registered Public Accounting Firm
✓	Separate Chairman and Chief Executive Officer	✓	Hedging and Pledging Prohibitions
✓	Robust Insider Trading Policy	✓	Code of Conduct and Ethics administered by the Board of Directors
In addition, we believe that many of our compensation practices reflect good corporate governance. See our “Executive Compensation Best Practices” on page 50 for additional information.

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION

Questions and Answers about the Annual Meeting
Q. When and where is the annual meeting?
A. We will hold the annual meeting in the Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207.
Q. Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
A. The Securities and Exchange Commission (the “SEC”) rules allow companies to choose the method for delivery of proxy materials for stockholders. We have elected to deliver a Notice of Internet Availability of Proxy Materials, rather than sending a full set of these materials in the mail. The Notice of Internet Availability was sent to stockholders on or about April 19, 2018, and the proxy materials were made available on www.proxydocs.com/BCOR on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the annual meeting.
Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting copies or follow the procedures set forth below.
Q. How do I request a paper copy of the proxy materials?
A. If you would like to request a paper copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Stockholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (972) 870-6000 or by e-mail at IR@Blucora.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at www.proxydocs.com/BCOR. Our proxy statement and Annual Report on Form 10-K are also available under the “Investor Relations” section of our website at www.blucora.com or at www.proxydocs.com/BCOR.
Questions and Answers About the Proposals Presented at the Annual Meeting
Q. What proposals will be voted on at the annual meeting?
A. There are five proposals scheduled to be voted on at the annual meeting:
Proposal One: Election of the three Class I directors nominated by the Board of Directors of the Company;
Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018;
Proposal Three: Advisory vote to approve the compensation of the Company's Named Executive Officers;
Proposal Four: Approval of the Blucora, Inc. 2018 Long-Term Incentive Plan; and
Proposal Five: Approval of the amendment to the Blucora, Inc. Restated Certificate of Amendment to increase the range of directors that may serve on the Board of Directors from a range of five to nine to a range of six to 15.
We do not expect any matters other than those described in this Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy in their discretion on any other matters that may properly come before the annual meeting.
Q. What are the voting options for each proposal?
A. In the election of directors (Proposal One), you may vote “FOR” or “AGAINST” or “ABSTAIN” with respect to any nominee.
On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 (Proposal Two), the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal Three), the approval of the Blucora, Inc. 2018 Long-Term Incentive Plan (Proposal 4),

and the approval of the amendment to the Blucora, Inc. Restated Certificate of Incorporation (Proposal Five), you may vote “FOR,” “AGAINST,” or “ABSTAIN."
Q. What are the Board of Directors’ voting recommendations?
A. The Board of Directors recommends that you vote your shares:

•	“FOR” each nominee to the Board of Directors listed in this Proxy Statement;

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•	"FOR” the approval of the Blucora, Inc. 2018 Long-Term Incentive Plan; and

•	"FOR" the approval of the amendment to the Blucora, Inc. Restated Certificate of Amendment.

Questions and Answers About Voting at the Annual Meeting

Q. How many votes are required to elect the Class I directors (Proposal One)?

A. For the election of directors (Proposal One), the three nominees to the Board of Directors of the Company who receive a greater number of “FOR” votes than “AGAINST” votes from shares present at the meeting will be elected. If the votes cast for any nominees do not exceed the votes cast against the nominee, the Board of Directors will consider whether to accept or reject such directors' resignation, which is tendered to the Board of Directors pursuant to the Company's Amended and Restated Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Q. How many votes are required to ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm (Proposal 2), approve the compensation of the Company’s Named Executive Officers (Proposal 3) and approve the Blucora, Inc. 2018 Long-Term Incentive Plan (Proposal 4)?

A. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal Two), the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal Three) and the approval of the Blucora, Inc. 2018 Long-Term Incentive Plan (Proposal 4) will each require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on such proposal.

If your shares are represented at the annual meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Because your broker does not have discretionary authority to vote your shares with respect to the vote to approve the compensation, on an advisory basis, of the Company’s Named Executive Officers (Proposal Three) and the vote to approve the Blucora, Inc. 2018 Long-Term Incentive Plan (Proposal 4), your broker will not be considered “entitled to vote” at the annual meeting. Accordingly, a broker non-vote will have no effect on Proposals Three and Four. Broker non-votes are not applicable to the vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal Two) because your broker has discretionary authority to vote your common stock with respect to such proposal.

Q. How many votes are required to approve the amendment to the Blucora, Inc. Restated Certificate of Incorporation (Proposal 5)?

A. The approval of the amendment to the Blucora, Inc. Restated Certificate of Incorporation (Proposal 5) will require the affirmative vote of a majority of the total shares of common stock outstanding. Because the total shares of common stock outstanding will be the same no matter how many shares are actually voted, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Q. What is the purpose of the proposal to approve the amendment to the Blucora, Inc. Restated Certificate of Incorporation (Proposal 5)?

A. Currently, the Blucora Inc. Restated Certificate of Incorporation provides that the Board of Directors shall be composed of not less than five nor more than nine directors, with the specific number to be set by resolution of the Board of Directors. If Proposal 5 is approved at the annual meeting, the Board of Directors will continue to have the authority to set the exact number of directors, but the range will be expanded from the current range of five to nine directors to a range of six to 15 directors.

The Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to increase both the minimum and maximum number of directors that may serve on the Board of Directors. Although the Board of Directors has no current intention to increase the size of the Board of Directors to more than nine directors, the Board of Directors believes that it is important to have the flexibility to adjust the size of the Board of Directors to meet changing circumstances and the needs of the Company without seeking an amendment to the Certificate of Incorporation. In making this decision, the Board of Directors concluded that fixing a range of between six and 15 directors would ensure that the Company has a sufficient number of directors to provide effective oversight of the Company and comply with best corporate governance practices while also preventing the Board of Directors from becoming so large that it becomes inefficient and the decision making process is hindered.

Q. How many votes do you need at the annual meeting to transact business?

A. A quorum must be present in order for business to be conducted at the annual meeting. A majority of our outstanding shares entitled to vote, present in person or represented by proxy at the annual meeting, constitutes a quorum. In addition to shares that are voted on any matter, abstentions and broker non-votes will be considered present at the annual meeting for purposes of establishing a quorum.

Q. What is the difference between a Stockholder of Record and a Street Name holder?

A. If your shares are registered directly in your name with Computershare Shareowner Services, our transfer agent, you are considered the “Stockholder of Record” with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If you hold your shares in an account with a broker, bank, or other nominee, the nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “Street Name.” The proxy statement and proxy card have been forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares.

Q. Who is entitled to vote?

A. All stockholders who owned our common stock at the close of business on the record date of April 9, 2018 are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the annual meeting to be voted on. Our Restated Certificate of Incorporation and our Amended and Restated By-Laws prohibit cumulative voting in the election of directors.

On the record date, 46,912,609 shares of our common stock were outstanding and entitled to vote, and we had 369 stockholders of record. The number of holders of record does not include beneficial owners of our common stock who hold their shares in Street Name.

Q. What is a broker non-vote?

A. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

It is important that you instruct your broker, bank, or other nominee to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of our Named Executive Officers (Proposal Three), in the vote to approve the Blucora, Inc. 2018 Long-Term Incentive Plan (Proposal 4) or in the vote to approve the amendment to the Blucora, Inc. Restated Certificate of Incorporation (Proposal 5). If you hold your shares in Street Name and do not instruct your broker, bank, or other nominee how to vote, your shares will not be voted on these proposals. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank, or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers and banks have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two).

Q. What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A. If you provide specific voting instructions (either on your proxy card or to your broker, bank, or other nominee), your shares will be voted as you have instructed. If you are a Stockholder of Record and you execute the proxy card and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in Street Name and do not provide voting instructions, your broker, bank, or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q. How can I vote my shares without attending the annual meeting?

A. Whether you are a Stockholder of Record or you hold your shares beneficially through a broker, bank, or other nominee, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in Street Name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the annual meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET - If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card. Blucora, Inc. is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the annual meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

BY MAIL - You may submit your proxy by mail by signing your proxy card if you requested and received one or, for shares held through a broker, bank, or other nominee, by following the voting instruction card provided by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes.

Q. How may I vote my shares in person at the annual meeting?

A. Shares held directly in your name as the Stockholder of Record may be voted in person at the annual meeting. If you hold your shares in Street Name, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank, or other nominee in order to vote at the meeting. If you choose to attend the annual meeting, please bring proof of identification for entrance to the meeting. If you hold your shares in Street Name, please also bring your proof of beneficial ownership from your bank, broker, or other nominee, such as a brokerage statement.

Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the annual meeting.
Q. Can I change my vote?
A. Yes. If you are a Stockholder of Record, you may revoke your proxy by any of the following means:

•	signing and submitting a new proxy card with a later date;

•	voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted); or

•	attending the meeting and voting in person (as described above).

Attending the annual meeting will not revoke your proxy unless you specifically request it.

If you are a Street Name holder, your broker, bank, or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, Street Name holders may change their vote at any time prior to 5:00 p.m. Eastern Time on the day before the annual meeting date.

Q. Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

A. No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

Q. Where can I find the voting results of the annual meeting?

A. The preliminary voting results will be announced at the annual meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the annual meeting, which will be filed with the SEC and will also be available at www.blucora.com. If final results are not available within four business days of the end of the annual meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q. Who will count the votes?

A. Votes will be counted and certified by the Inspector of Election.

Questions and Answers About the Procedures of the Annual Meeting

Q. Is a list of registered stockholders available?

A. The Company’s list of stockholders as of the record date, April 9, 2018, will be available for inspection for 10 days prior to the 2018 annual meeting and at the annual meeting for any purpose germane to the annual meeting. If you want to inspect the stockholder list, please call the office of the Chief Legal Officer at (972) 870-6000 to schedule an appointment.

Q. What is “householding” and how does it affect me?

A. The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Mediant

Communications Inc. at 1-866-648-8133 or contact them by email at paper@investorelections.com or using the internet at www.investorelections.com/BCOR.

If you participate in householding and wish to receive a separate copy of our proxy materials, including the Annual Report on Form 10-K for the year ended December 31, 2017 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Mediant Communications Inc. as indicated above.

Street Name holders can request information about householding from their banks, brokers, or other Stockholders of Record.

Q. Who is making this proxy solicitation and who will bear the expenses of the proxy solicitation?
A. This solicitation of proxies is made on behalf of the Company. We will bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated fee of $10,000 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
Q. Who can help answer my questions?
A. The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents referred to in this Proxy Statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (972) 870-6000 or IR@Blucora.com.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

At our 2017 annual meeting of stockholders, our stockholders voted to approve the declassification of our Board of Directors over a three-year period beginning with our 2018 annual meeting of stockholders. Each director is currently assigned to one of three classes. The Class I directors up for election at our 2018 annual meeting will be elected for a one-year term. In 2019, the Class II directors will be up for election and will be elected for a one-year term. In 2020, all members of our Board of Directors will be up for election for a one-year term, and thereafter all directors will be elected annually. The Company’s Board of Directors has set the size of the Board at eight members.

A director serves in office until his or her successor is duly elected and qualified unless the director resigns, dies, or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant.

Director Nominee Information and Qualifications
The three directors set forth below have been nominated by the Board of Directors at the recommendation of the Nominating and Governance Committee for election at the 2018 annual meeting of stockholders to serve for a one-year term ending in 2019. The Board of Directors has affirmatively determined that each Director Nominee, excluding Mr. Clendening who also serves as our Chief Executive Officer ("CEO") and President, qualifies as an independent director under the NASDAQ listing rules. No Director Nominee is being elected pursuant to any arrangement or understanding between the Director Nominee and any other person or persons. For further information on the process of director nominations and criteria for selection of Director Nominees, see “Director Nomination Process” below.

Name of Director Nominee	Age	Positions with Blucora	Director Since
John S. Clendening	55	Director, President and CEO	2016
Lance G. Dunn	55	Director	2012
H. McIntyre Gardner	56	Director	2017
John S. Clendening was appointed to serve as the Company’s President and CEO on April 4, 2016, and he was also appointed as a member of the Board on the same date. Prior to being appointed President and Chief Executive Officer, Mr. Clendening served as Executive Vice President and Co-Head, Investor Services Division at The Charles Schwab Corporation in San Francisco from 2012 to 2015. He served as Executive Vice President, Shared Strategic Services from 2007 to 2011 and as Chief Executive Officer and Executive Vice President of Charles Schwab Bank from 2007 to 2009. From 2004 to 2007, Mr. Clendening served in executive roles with the Investor Services Division and Independent Investor Business Unit with The Charles Schwab Corporation. Prior to joining The Charles Schwab Corporation, he served in various leadership roles at eMac Digital LLC and Living.Com. He was also Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation. Earlier in his career, he served at The Coca-Cola Company, the Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc. Mr. Clendening previously served on the board of directors of Betterment Holdings, Inc. and currently serves on the board of directors of SVB Financial Group. He received a B.A. in Economics from Northwestern University and an M.B.A. from Harvard Graduate School of Business Administration.
Relevant Qualifications and Experience: Mr. Clendening has relevant experience as an executive in the financial services and consumer goods industries, leading both Fortune 500 companies and entrepreneurial businesses. The Board believes that Mr. Clendening’s experience as an executive in the financial services industry brings important perspective to the Board as the Company continues its transformation to a technology enabled financial solutions company. As President and CEO, Mr. Clendening brings insight into the Company’s operations and strategic plan and facilitates the Board’s ability to perform its critical oversight function.

Lance G. Dunn has served as a director of Blucora since 2012. Mr. Dunn was a co-founder and Chief Executive Officer of TaxAct (formerly 2nd Story Software, Inc.) until January 31, 2012, when the Company acquired TaxAct. From the closing of the acquisition until August 2012, he served as TaxAct’s Vice President, Development. Prior to co-founding TaxAct in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software. Mr. Dunn received a B.A. in Accounting from Coe College and is a Certified Public Accountant.
Relevant Qualifications and Experience: As the co-founder and former CEO of the Company’s TaxAct business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that is important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.
H. McIntyre Gardner was appointed to the Board of Directors on March 1, 2017. Mr. Gardner has been a private investor since 2008. From July 2000 to January 2008, Mr. Gardner held senior executive positions at Merrill Lynch & Co., Inc., a global financial services company, most recently as Senior Vice President, Head of Americas Region and Global Bank Group, Global Private Client. Prior to 2000, Mr. Gardner served in senior executive positions with Helen of Troy Limited and Appliance Corporation of America and as an investment banker with Merrill Lynch. Mr. Gardner has been a director of Spirit Airlines, Inc., a NYSE listed transportation company, since 2010 and a director of TeamSnap, Inc. since April 2017. Mr. Gardner earned a B.A. in Religion from Dartmouth College in 1983.
Relevant Qualifications and Experience: Mr. Gardner brings relevant industry experience to the Board from his decades of leadership and operating experience in the wealth and consumer products industries. The Board believes that Mr. Gardner’s experience as an executive in the wealth and consumer products industries brings an important perspective to the Board and the Company as it continues its transformation into a technology enabled financial solutions company and seeks to meet its strategic growth initiatives.
Additional Information

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The Director Nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by the stockholders. In the event that any nominee to the Board is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board or maintain such vacancy.

Pursuant to our Corporate Governance Guidelines, each of the Director Nominees has tendered an irrevocable resignation that becomes effective if such Director Nominee fails to receive the required vote at the annual meeting. The Nominating and Corporate Governance Committee must consider the resignation and recommend to the Board the action to be taken with respect to the resignation. The director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee’s recommendation with respect to the resignation. The Board of Directors is required to consider and act on the recommendation within ninety (90) days following certification of the election results and will publicly disclose its decision whether to accept the resignation offer.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at www.blucora.com/governance.
Vote Required

A Director Nominee will be elected to the Board of Directors if the votes cast "FOR" such Director Nominee’s election exceed the votes cast "AGAINST" such Director Nominee’s election (with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST” that Director Nominee’s election).

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2018
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018 and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may, in its sole discretion, terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.
Ernst & Young LLP was initially appointed by the Audit Committee in March 2012. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018 requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
What You are Being Asked to Approve
We hold advisory votes on the compensation of our Named Executive Officers, which is referred to as say-on-pay, at every annual meeting of stockholders. Our Board of Directors values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the advisory say-on-pay vote at our 2017 Annual Meeting. Following the recommendation of our stockholders in 2017, we will continue to hold our advisory Say on Pay vote on an annual basis. We received very strong approval of our say-on-pay vote at our annual meeting of stockholders in 2017, with 97.5% of our stockholders who voted at the meeting voting "FOR" approval.
We are asking you to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for 2017 as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 45. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.
Our Compensation Program
We believe that our Named Executive Officer compensation program described throughout the “Compensation Discussion and Analysis” is aligned with the interests of our stockholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our Named Executive Officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our stockholders.
Resolution for Advisory Vote to Approve Executive Compensation
The Board of Directors and its committees value the opinions of our stockholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. The resolution below is required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). We ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of our Named Executive Officers, as disclosed in the proxy statement for our 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

The proposal to approve, on a non-binding basis, the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE

PROPOSAL FOUR
APPROVAL OF THE BLUCORA, INC. 2018 LONG-TERM INCENTIVE PLAN

Proposed Plan

We are asking stockholders to approve the Blucora, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”). The Board of Directors of the Company has adopted the 2018 Plan upon the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), subject to stockholder approval. The 2018 Plan is intended to replace the Blucora, Inc. 2015 Incentive Plan as Amended and Restated (the “2015 Plan”), which was originally approved by stockholders in 2015 and subsequently approved by stockholders as amended and restated in 2016. If the 2018 Plan is approved by stockholders, the 2015 Plan will terminate and no further awards will be made under the 2015 Plan on or after the date of such stockholder approval (the “Effective Date”), provided that the terms of the 2015 Plan will continue to apply to awards previously granted under the 2015 Plan. It is the judgment of the Board that the 2018 Plan is in the best interest of the Company and its stockholders.

Reasons for the Proposal

The Board and the Compensation Committee believe that to enhance long-term stockholder value, the Company needs to maintain competitive employee compensation, incentive, and retention programs. Providing employees and other key contributors an equity stake in the Company’s success is a vital component of these programs. The purpose of the 2018 Plan is to attract and retain the services of key employees, key contractors, and outside directors of the Company and its related companies and to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units ("RSUs"), performance awards, dividend equivalent rights, and other awards, whether granted singly, or in combination, or in tandem, that will increase the interest of such persons in the Company’s welfare, furnish an incentive to such persons to continue their services for the Company or its related companies and provide a means through which the Company may attract able persons as employees, contractors, and outside directors.

The Board and Compensation Committee further believe that the number of shares of common stock currently available under the 2015 Plan is insufficient to meet the Company’s current and future equity compensation needs. Stockholder approval of the 2018 Plan is intended to ensure that the Company has sufficient shares available to attract and retain key employees, key contractors, and outside directors, and to further the Company’s growth and development. For a discussion of awards under the 2018 Plan as components of the Company’s executive compensation program, please refer to the “Compensation Discussion and Analysis” section.

Background for Requested Share Authorization

The 2018 Plan newly authorizes the issuance of an additional 2,600,000 shares. If the 2018 Plan is approved, the number of shares of the Company’s common stock authorized for grant under the 2018 Plan will be equal to the sum of (i) 5,563,134 shares (which reflects the newly authorized shares, plus the 2,963,134 reserved but unissued shares available as of April 2, 2018 under the 2015 Plan), plus (ii) the number of shares subject to awards granted under the 2015 Plan and the Company’s Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan") as of April 4, 2016 (collectively, the “Prior Plans”) that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (iii) the number of shares subject to awards relating to common stock under the Prior Plans that, on or after the Effective Date are settled in cash ((ii) and (iii) collectively, the “Prior Plan Awards”). If the 2018 Plan is approved by stockholders, the 2015 Plan will terminate and no further awards will be made under the 2015 Plan on or after the Effective Date. As of April 2, 2018, we had the following:

Total shares underlying outstanding options / SARs (including 1996 Plan, 2015 Plan and Inducement Plan (defined below))	3,697,810
Weighted-average exercise price of outstanding options / SARs (including 1996 Plan, 2015 Plan and Inducement Plan)	$14.54
Weighted-average remaining term of outstanding options / SARs (including 1996 Plan, 2015 Plan and Inducement Plan)	5.18 years
Total shares underlying outstanding unvested full value awards (including 1996 Plan, 2015 Plan and Inducement Plan)	1,159,137
Total shares available for grant (under the 2015 Plan only)	2,963,134
Total shares available under all equity plans (including 2015 Plan and Inducement Plan)	4,134,190

In setting the number of shares authorized for issuance under the 2018 Plan, the Compensation Committee and the Board considered the number of outstanding equity awards and shares available for grant under the 2015 Plan, the Company’s historical granting practices and burn rate, and the level of potential dilution that will result from adoption of the 2018 Plan.

In 2015, 2016 and 2017, the Company granted equity awards representing a total of 2,632,182, 6,534,378, and 1,847,795 shares, respectively, as follows:

	2015	2016 (1)	2017
Stock options granted	1,794,763	4,955,954	1,474,266
RSUs granted / performance stock units earned	837,419	1,578,424	373,529
Weighted-average common stock outstanding during the year	40,959,000	41,494,000	44,370,000
Gross burn rate (unadjusted)	6.43%	15.75%	4.16%
Gross burn rate (adjusted) (2)	8.47%	19.55%	5.01%

(1)	Includes grants made under our 2016 Inducement Plan (the "Inducement Plan"), which was adopted by our Board of Directors on January 29, 2016 and did not require stockholder approval.
(2)	For the purposes of calculating Gross Burn Rate (adjusted), RSU grants are converted to option equivalents at a 2/1 ratio based on the Company’s stock price volatility.

The Company’s three-year average annual gross burn rate for the period from January 1, 2015 through December 31, 2017 was 11.01% on an adjusted basis and 8.78% on an unadjusted basis. As of April 2, 2018, the number of shares subject to outstanding equity awards plus the number of the shares available for grant under the 2015 Plan, represent 19.8% of the Company’s outstanding common stock on a fully diluted basis, which was 46,827,171 shares outstanding as of April 2, 2018. If the 2018 Plan is approved, the potential dilution will be 24.8% based on the shares outstanding as of April 2, 2018. We believe our three-year average annual burn rate and level of potential dilution, assuming the 2018 Plan is approved by stockholders, compare favorably to the Company’s industry peers and are lower than the industry thresholds established by certain major proxy advisory firms.

Based on a review of the Company’s historical practice, the recent trading price of our common stock, and advice from the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC, the Compensation Committee and the Board currently believe the amounts authorized for issuance under the 2018 Plan will be sufficient to cover awards for at least three years. The Company’s future burn rate will depend on a number of factors, including the number of participants in the 2018 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in the compensation practices of our competitors, or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

Highlights of the Plan

The 2018 Plan includes several features that are consistent with the interests of the Company’s stockholders and sound corporate governance practices, including the following:

✓	Fungible share pool. Shares issued as RSUs and other full-value awards count as 2.0 shares against the number of shares authorized for issuance under the 2018 Plan.
✓
No recycling of shares or “liberal share counting” practices.   Shares tendered to the Company or retained by the Company in the exercise or settlement of an award or for tax withholding may not become available again for issuance under the 2018 Plan.

✓
Minimum Vesting Requirements.  No Award will vest prior to one-year from its date of grant (subject to a 5% carve-out as described below for “Exempt Shares” and subject to an exception for shares granted directors that vest at the Company’s next annual meeting as described below).

✓	No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the 2018 Plan can be automatically replenished.
✓	No liberal change in control definition. Change in control is triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.
✓	No discounted stock options or SARs. All stock options and SARs must be issued with an exercise or grant price at fair market value or above.
✓	No repricing of stock options or SARs. Repricing or other exchanges or buyouts of stock options and SARs are prohibited.
✓	Awards subject to clawback. Awards under the Plan are subject to recoupment as provided in the Company’s clawback policy.
✓
No dividends on stock options, SARs or unvested awards.  No dividends or dividend equivalents accrue or are payable on stock options or SARs. Dividends and dividend equivalent rights accrue and are payable only when the underlying awards become vested.

✓	Limit on outside director awards. The 2018 Plan establishes a maximum amount of shares (by dollar value) that may be granted to any outside director in any calendar year.
✓	No tax gross ups. The 2018 Plan does not provide for the gross-up of any excise tax liability on 2018 Plan awards.
✓	No reload options. The 2018 Plan does not provide for the grant of reload stock options.

Description of the 2018 Plan

The following is a brief description of the 2018 Plan. A copy of the 2018 Plan is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the 2018 Plan.

Effective Date and Expiration. The 2018 Plan was adopted by the Board of Directors on April 6, 2018, subject to and conditioned upon stockholder approval of the 2018 Plan and to be effective as of the date of stockholder approval. Unless sooner terminated by action of the Board, the 2018 Plan will terminate and expire on the tenth anniversary of the Effective Date, but awards granted before that date will continue to be effective in accordance with their terms and conditions. The 2018 Plan replaces and supersedes the 2015 Plan in its entirety. The 2015 Plan will terminate on the Effective Date, but will continue to apply to awards granted under the 2015 Plan prior to the Effective Date.

Share Authorization. Subject to certain adjustments, the maximum number of shares of common stock that may be delivered pursuant to awards granted under the 2018 Plan is equal to the sum of (i) 5,563,134 shares (which reflects the newly authorized shares, plus the 2,963,134 reserved but unissued shares currently available under the 2015 Plan), plus (ii) the number of shares subject to the Prior Plan Awards. Of the shares of common stock reserved under the 2018 Plan, up to 5,000,000 shares may be delivered pursuant to incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Shares to be issued may be made available from authorized but unissued shares of common stock, shares of common stock held by the Company in its treasury, or shares of common stock purchased by the Company on the open market or otherwise. During the term of the 2018 Plan, the Company will at all times reserve and keep available the number of shares of common stock that shall be sufficient to satisfy the requirements of the 2018 Plan. The 2018 Plan also provides that no more than 5% of the shares of common stock that may be issued pursuant to an award under the 2018 Plan may be designated as “Exempt Shares.” “Exempt Shares” are shares subject to awards that are granted with more favorable vesting provisions than the minimum vesting provisions otherwise required by the 2018 Plan (as described below).

Share Counting and Fungible Pool. If an award under the 2018 Plan (or a Prior Plan Award) is cancelled, forfeited, or expires, in whole or in part, the shares subject to such forfeited, expired, or cancelled award may again be awarded under the 2018 Plan. Awards that may be satisfied either by the issuance of shares of common stock or by cash or other consideration will be counted against the maximum number of shares of common stock that may be issued under the 2018 Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares of common stock. Shares of common stock otherwise deliverable pursuant to an award that are withheld upon exercise or vesting of an award for purposes of paying the exercise price or tax withholdings (including, without limitation, any shares withheld in connection with the exercise of stock-settled SARs) will be treated as delivered to the participant and will be counted against the maximum number of shares of common stock that may be issued under the 2018 Plan. However, such awards will not reduce the number of shares of common stock that may be issued if the settlement of the award will not require the issuance of shares, as, for example, a SAR that can be satisfied only by the payment of cash. Only shares forfeited back to the Company or shares cancelled on account of termination, expiration or lapse of an award will again be available for grant of incentive stock options under the 2018 Plan, but will not increase the maximum number of shares described above as the maximum number of shares of common stock that may be delivered pursuant to incentive stock options.

The aggregate number of shares of common stock available for issuance under the 2018 Plan will be reduced by 2.0 shares for each share delivered in settlement of awards other than stock options or SARs and one share for each share delivered in settlement of stock options or SARs. Any shares of common stock that again become available for issuance under the 2018 Plan will be added back to the 2018 Plan as 2.0 shares if such shares were subject to awards other than stock options or SARs and one share if such shares were subject to stock options or SARs.

Director Award Limits. No outside director may be granted any award or awards which would permit the aggregate fair market value (determined on the date of grant) of awards granted to the outside director during any calendar year to exceed $700,000 plus an additional $700,000 in fair market value (determined on the date of grant) for one-time awards to a newly appointed or elected director. This limit does not apply to any award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.

Administration. The 2018 Plan will be administered by the Board or such committee of the Board of Directors as is designated by the Board of Directors (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board of Directors. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board of Directors. Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. As of the Effective Date, the Board intends for the Compensation Committee to administer the 2018 Plan.

The Board or the Committee may delegate certain duties to one or more officers of the Company as provided in the 2018 Plan. The Committee will interpret the 2018 Plan and award agreements, prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the 2018 Plan, establish performance goals for an award and certify the extent of their achievement, and make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the 2018 Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and outside directors of the Company or its related companies whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company and its related companies are eligible to participate in the 2018 Plan. As of April 2, 2018, the Company and its related companies had approximately 493 employees, 4,011 contractors, and 7 outside directors. The Committee is empowered, in its sole discretion, to select the employees, contractors, and directors who will participate in the 2018 Plan.

Financial Effect of Awards. The Company will receive no monetary consideration for the granting of awards under the 2018 Plan, unless otherwise provided when granting restricted stock or RSUs. The Company will receive no monetary consideration other than the option price for shares of common stock issued to participants upon the exercise of their stock options and the Company will receive no monetary consideration upon the exercise of stock appreciation rights.

Stock Options. The Committee may grant either incentive stock options qualifying under IRC Section 422 or non-qualified stock options, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive incentive stock options. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an incentive stock option is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price must be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including, without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years or, in the case of an incentive stock option granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), five years. In addition, no dividends or dividend equivalent rights may be paid or granted with respect to any stock options granted under the 2018 Plan.

Recipients of stock options may pay the option exercise price (i) in cash; (ii) by wire transfer or check acceptable to the Company; (iii) if permitted by the Committee, having the Company withhold shares of common stock that would otherwise be issued on exercise of the stock option that have an aggregate fair market value equal to the aggregate option price of the shares being purchased; (iv) if permitted by the Committee, tendering (either actually or, so long as the shares are registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of common stock owned by the participant that have an aggregate fair market value equal to the aggregate option price of the shares being purchased; (v) unless the Committee determines otherwise and so long as the shares are registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, by delivery of irrevocable instructions to a brokerage firm designated or approved by the Company to sell certain of the shares of common stock purchased upon the exercise of the option and to promptly deliver to the Company the amount of proceeds to pay the aggregate option price of the shares being purchased; or (vi) such other consideration as the Committee may permit, in its sole discretion.

Stock Appreciation Rights. The Committee is authorized to grant SARs as a stand-alone award, or freestanding SARs, or in conjunction with stock options granted under the 2018 Plan, or tandem SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price. The exercise price may be equal to or greater than the fair market value of a share of common stock on the date of grant. The Committee, in its sole discretion, may place a ceiling on the amount payable on the exercise of a SAR, but any such limitation shall be specified at the time the SAR is granted. A SAR granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which the value will be delivered to participants (whether made in shares of common stock, in cash or in a combination of both). The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR. In addition, no dividends or dividend equivalent rights may be paid or granted with respect to any SARs granted under the 2018 Plan.

Restricted Stock and RSUs. The Committee is authorized to grant restricted stock and RSUs. Restricted stock consists of shares that are transferred or sold by the Company to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. RSUs are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions; provided that, if the right to receive dividends is awarded, then (A) any cash dividends and stock dividends with respect to a restricted stock award shall be withheld by the Company for the participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee; and (B) such cash dividends or stock dividends so withheld by the Company and attributable to any particular share of restricted stock (and earnings thereon, if applicable) shall be distributed to such participant in cash or, at the discretion of the Committee, in shares of common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the participant shall will also forfeit the right to dividends attributable to such forfeited share. The value of the RSUs may be paid in shares of common stock, cash, or a combination of both, as determined by the Committee.

Performance Awards. The Committee may grant performance awards payable in cash, shares of common stock, or a combination thereof at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2018 Plan, and to the extent an award is subject to IRC Section 409A, are in compliance with the applicable requirements of IRC Section 409A and any applicable regulations or guidance. If the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period. Subject to Committee discretion, a performance award will terminate for all purposes if the participant is not continuously employed by the Company at all times during the applicable performance period.

Other Awards. The Committee may grant other forms of awards payable in cash or shares of common stock if the Committee determines that another form of award is consistent with the purpose and restrictions of the 2018 Plan. The terms and conditions of such other form of award will be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

Dividend Equivalent Rights. The Committee may grant a dividend equivalent right either as a component of another award (to the extent permitted under the 2018 Plan) or as a separate award. The terms and conditions of the dividend equivalent right will be specified by the grant and, when granted as a component of another award, may have terms and conditions different from such other award; provided, however, that (i) any dividend equivalent rights with respect to such other award will be withheld by the Company for a participant’s account until such other award is vested, subject to such terms as determined by the Committee; and (ii) such dividend equivalent rights so withheld and attributable to another award will be distributed to such participant in cash or, at the discretion of the Committee, in shares of common stock having a fair market value equal to the amount of such dividend equivalent rights, if applicable, upon vesting of the other award and, if such other award is forfeited, the right to dividend equivalent rights attributable to such forfeited award will also be forfeited. No dividend equivalent right may be paid or granted with respect to any stock option or SAR. Dividend equivalents granted as a separate award may also be paid currently or may be deemed to be reinvested in additional shares of common stock. Any such reinvestment will be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or shares of common stock.

Performance Goals. Awards of restricted stock, RSUs, performance awards, and other awards (whether relating to cash or shares of common stock) under the 2018 Plan may be made subject to the attainment of performance goals relating to one or more business criteria which, where applicable, may consist of one or more or any combination of the following criteria: cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cost; working capital; earnings (and any variations thereon, including, without limitation, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization, and stock-based compensation or other similar expenses; operating earnings); earnings per share; book value per share; share price; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues (and any variations thereon, including, without limitation, gross revenues; net revenues; revenues from products); expenses (and any variations thereon); assets under management; fees based on assets under management; monetized units or products; sales (and any variations thereon); operating margins; gross margins; return on assets; return on equity; debt; debt plus equity; credit quality or debt ratings; profit (and any variations thereon) market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; capital expenditures; operational improvements; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence; (ii) gains or losses acquisitions or divestitures, (iii) asset write-downs; (iv) litigation or claim judgments or settlements; (v) foreign exchange gains and losses; (vi) impairments; (vi) changes in tax or accounting regulations or laws, (vii) the effect of a merger or acquisition, any reorganization or restructuring programs; or (viii) other similar occurrences. In all other respects, Performance Criteria are to be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s proxy statement as incorporated by reference to the Company’s Annual Report on Form 10-K.

Vesting of Awards; Forfeiture; Assignment. Except as otherwise provided below, the Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2018 Plan. Except to the extent an award is for Exempt Shares, no awards granted by the Committee nor any portion of an award (even on a pro rata basis) may vest earlier than one (1) year after the date of grant; provided, however, with respect to grants of awards made on the date of an annual stockholders meeting to outside directors, such one (1) year vesting period shall be deemed satisfied if such awards vest on the earlier of the first anniversary of the date of grant of such award or the first annual stockholders meeting following the date of grant. The Committee may not accelerate the date on which all or any portion of an award may be vested or waive the period an award is restricted on a full value award except upon the participant’s death, “total and permanent disability,” retirement, or a “change in control” (as such terms are defined in the 2018 Plan). Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards with more favorable vesting provisions at any time, provided that the shares of common stock subject to such awards will be designated as Exempt Shares. As discussed above, only 5% of the shares of common stock that may be issued pursuant to an award under the 2018 Plan may be designated as Exempt Shares.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Awards granted under the 2018 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of nonqualified stock options or SARs to: (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to IRC Section 501(c)(3) or any successor provision; or (v) a split interest trust or pooled income fund described in IRC Section 2522(c)(2) or any successor provision, provided that (x) there is no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred awards will be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of the shares of common stock or other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, then the Committee will adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of shares of common stock (or other securities or property) subject to outstanding awards, (iii) the option price of each outstanding award, (iv) the amount, if any, the Company pays for forfeited shares of common stock in accordance with the terms of the 2018 Plan, and (v) the number of or exercise price of shares of common stock then subject to outstanding SARs previously granted and unexercised under the 2018 Plan, to the end that the same proportion of the Company’s issued and outstanding shares of common stock in each instance will remain subject to exercise at the same aggregate exercise price; provided however, that the number of shares of common stock (or other securities or property) subject to any award will always be a whole number. Notwithstanding the foregoing, no such adjustment will be made or authorized to the extent that such adjustment would cause the 2018 Plan or any stock option to violate IRC Section

422 or IRC Section 409A. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Amendment or Discontinuance of the 2018 Plan. The Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the 2018 Plan in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the 2018 Plan and any awards under the 2018 Plan to continue to comply with IRC Sections 421 and 422 (including any successors to such sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, will be effective unless such amendment is approved by the requisite vote of the Company’s stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board regarding amendment or discontinuance of the 2018 Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2018 Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not “reprice” any stock option or SAR. For purposes of the 2018 Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a share of common stock in exchange for cash or a stock option, SAR, award of restricted stock or other equity award, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing will prevent the Committee from (x) making adjustments to awards upon changes in capitalization, (y) exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2018 Plan.

Recoupment for Restatements. The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, as set forth in the Company’s clawback policy, if any, approved by the Board from time to time.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2018 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the IRC and the treasury regulations issued thereunder, and judicial and administrative interpretations under the IRC and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, IRC Section 409A was added to regulate all types of deferred compensation. If the requirements of IRC Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as they vest, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, RSUs, and certain types of restricted stock are subject to IRC Section 409A. The Company intends that awards granted under the 2018 Plan comply with, or otherwise be exempt from, IRC Section 409A, but make no representation or warranty to that effect.

Incentive Stock Options. A participant will not recognize income at the time an incentive stock option is granted. When a participant exercises an incentive stock option, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares of common stock with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the incentive stock options for the shares of common stock over $100,000 will be treated as non-qualified stock options, and not incentive stock options, for federal tax purposes, and the participant will recognize income as if the incentive stock options were non-qualified stock options. In addition to the foregoing, if the fair market value of the shares of common stock received upon exercise of an incentive stock option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares of common stock acquired by exercise of an incentive stock option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive stock option was granted or one year after the shares of common stock were transferred to the participant (referred to as the “Holding

Period”). If a participant disposes of shares of common stock acquired by exercise of an incentive stock option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares of common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares of common stock acquired by exercise of an incentive stock option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares of common stock is greater than the fair market value of the shares of common stock on the exercise date, then the difference between the incentive stock option’s exercise price and the fair market value of the shares of common stock at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares of common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares of common stock will be treated as capital gain. However, if the price received for shares of common stock acquired by exercise of an incentive stock option is less than the fair market value of the shares of common stock on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the IRC, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares of common stock.

Non-qualified Stock Options. A participant generally will not recognize income at the time a non-qualified stock option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for shares of common stock acquired under a non-qualified stock option will be equal to the option price paid for such shares of common stock, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares of common stock acquired by exercise of a non-qualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares of common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares of Common Stock. If a participant pays the option price of a non-qualified stock option with previously-owned shares of common stock and the transaction is not a disqualifying disposition of shares previously acquired under an incentive stock option, the shares of common stock received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares of common stock received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares of common stock to pay the exercise price of a non-qualified stock option constitutes a disqualifying disposition of shares previously acquired under an incentive stock option, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares of common stock surrendered, determined at the time such shares were originally acquired on exercise of the incentive stock option, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares of common stock previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares of common stock granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under IRC Section 83(b) within 30 days of the date of transfer of the shares of common stock to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under IRC Section

83(b), then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with IRC Section 409A. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards. In the case of an award of RSUs, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with IRC Section 409A. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise of an award under the 2018 Plan is subject to withholding of federal, state, and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company and its related companies will have the right to require that, as a condition to the issuance of any shares of common stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the shares of common stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if the Company consents, accept delivery of shares of common stock with an aggregate fair market value that equals or exceeds the required tax withholding payment.

Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares of common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to IRC Section 409A will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of IRC Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under IRC Section 162(m).

Million Dollar Deduction Limit and Other Tax Matters. Following the recent enactment of the Tax Cuts and Jobs Act in late 2017, the Company may not deduct compensation of more than $1,000,000 (including performance-based compensation, unless grandfathered as described below) that is paid to “covered employees” (as defined in IRC Section 162(m)), which include an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is the Company’s principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either the Company’s principal executive officer or its principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of IRC Section 162(m) for any tax year beginning on or after January 1, 2017. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and may not apply to certain types of compensation, such as qualified performance-based compensation, that is payable pursuant to a written, binding contract (such as an award agreement corresponding to a Prior Plan Award) that was in place as of November 2, 2017, so long as the contract is not materially modified after that date. To the extent that compensation is payable pursuant to a Prior Plan Award on or before November 2, 2017, and if the Company determines that IRC Section 162(m) will apply to any such awards, the Company intends that the terms of those awards will not be materially modified and will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2018 Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under IRC Section 280G, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under IRC Section 280G, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.

Interest of Directors and Executive Officers

All members of the Board and all executive officers of the Company are eligible for awards under the 2018 Plan and thus, have a personal interest in the approval of the 2018 Plan.

Plan Benefits

All awards to employees, officers, contractors and outside directors under the 2018 Plan are made at the discretion of the Committee. No awards may be made under the 2018 Plan until on or after the Effective Date. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the 2018 Plan are not determinable at this time.

The closing sale price of a share of the Company’s common stock on the NASDAQ Global Select Market (“NASDAQ”) on April 2, 2018 was $24.50 per share.

Vote Required

The proposal to approve the Blucora, Inc. 2018 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL FOUR

EQUITY COMPENSATION PLANS
Our stockholders have approved the 2015 Plan, the 1996 Plan, and the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “2016 ESPP”). Our Board of Directors adopted the Inducement Plan on January 29, 2016, which did not require stockholder approval under NASDAQ rules. The terms and conditions of the Inducement Plan are substantially similar to those of the 2015 Plan, except that under the Inducement Plan, 2,400,000 shares are authorized for issuance, eligibility is limited to newly hired employees, incentive stock options may not be granted, and the Inducement Plan is not subject to stockholder approval. The 1996 Plan is now terminated and no additional equity grants may be made under that plan.
Each plan is described under “Note 11: Stockholders' Equity” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2017.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	3,747,116	(2)	$14.08	4,889,450	(3)
Equity compensation plans not approved by stockholders	972,983	(4)	$9.46	1,132,776	(5)
Total	4,720,099		$13.13	6,022,226

(1)	Consists of the weighted-average exercise price of outstanding options, as outstanding RSUs do not have an exercise price.

(2)	Consists of 3,023,516 shares of common stock issuable upon exercise of outstanding options and 723,600 shares of common stock issuable upon vesting of RSUs under the 2015 Plan and 1996 Plan.

(3)
Includes 4,027,730 shares available for future grant under the 2015 Plan and 861,599 shares available for future grant under the 2016 ESPP. For the most current offering period that ended on January 31, 2018, 36,314 shares were issued under the 2016 ESPP. The 1996 Plan was terminated for purposes of future grants in May 2015. Does not include shares available for grant under the 2016 Inducement Plan.

(4)	Consists of 782,406 shares of common stock issuable upon exercise of outstanding options and 190,577 shares of common stock issuable upon vesting of RSUs under the 2016 Inducement Plan.

(5)	Includes shares available for future grant under the 2016 Inducement Plan.

PROPOSAL FIVE
APPROVAL OF AMENDMENT TO THE BLUCORA, INC.
RESTATED CERTIFICATE OF INCORPORATION

Currently, our Restated Certificate of Incorporation, dated August 10, 2012 (as amended, the “Certificate of Incorporation”), provides that the Board shall be composed of not less than five nor more than nine directors, with the specific number to be set by resolution of the Board. If Proposal Five is approved by the Company’s stockholders at the annual meeting, the Board will continue to have the authority to set the exact number of directors, but the range will be expanded from the current range of five to nine directors to a range of six to 15 directors (the “Charter Amendment”).

The general description of the proposed Charter Amendment set forth in these Proposals is qualified in its entirety by reference to the text of the Charter Amendment, which is attached as Appendix B to this Proxy Statement. Additions to our Certificate of Incorporation are indicated by bolded underlined text and deletions are indicated by strike-outs.

Reasons for the Charter Amendment

The Board determined that it was advisable and in the best interests of the Company and its stockholders to increase both the minimum and maximum number of directors that may serve on the Board. Although the Board has no current intention to increase the size of the Board to more than nine directors, the Board believes that it is important to have the flexibility to adjust the size of the Board to meet changing circumstances and the needs of the Company without seeking an amendment to the Certificate of Incorporation. In making this decision, the Board concluded that fixing a range of between six and 15 directors would ensure that the Company has a sufficient number of directors to provide effective oversight of the Company and comply with best corporate governance practices while also preventing the Board from becoming so large that it becomes inefficient and the decision making process is hindered.

Effective Time of the Charter Amendment

If Proposal Five is approved by our stockholders, it will become effective when the Company files the Charter Amendment with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting. However, notwithstanding the approval of the Charter Amendment, the Board will have the sole authority to elect whether and when to amend the Certificate of Incorporation. If the Company’s stockholders do not approve Proposal Five, the current limitations on Board size contained in the Certificate of Incorporation will be maintained.

Vote Required

The approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” PROPOSAL FIVE

INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Information
Our Board of Directors is currently comprised of eight members. In addition, the Board of Directors’ committee structure currently consists of three principal committees that are all comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may also convene other ad hoc or sub-committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate.
The following table lists each of our current directors and sets forth the information about each of the committees of the Board of Directors:
Directors and Board Committees as of April 9, 2018
(M = Committee Member; C = Committee Chair)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Steven Aldrich			M
William L. Atwell (Chair)	M
John S. Clendening*
Lance G. Dunn	M
H. McIntyre Gardner		C
Georganne C. Proctor	C	M
Christopher W. Walters			C
Mary S. Zappone		M	M
* Mr. Clendening is our only director who is not independent because he serves as our President and CEO.
The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company's business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.
2017 Board of Directors Transition
During 2017, our Board underwent the following membership changes. Effective February 28, 2017, the Board appointed William L. Atwell (Chair) and H. McIntyre Gardner as Class I and Class II directors, respectively, to fill the vacancies created as a result of the retirement of John Cunningham and David Chung. Steven Hooper retired from the Board following our 2017 annual meeting of stockholders and Andrew Snyder did not to stand for re-election at the 2017 annual meeting. Georganne C. Proctor was elected as a Class III director to fill the vacancy left by Andrew Snyder, and Steven Aldrich was appointed as a Class II director in order to fill the vacancy created by Mr. Hooper. When Ms. Huebner retired from our Board on August 10, 2017, the Board reduced the Board size from nine to eight members rather than filling the vacancy at that time. The Company and the Board express their deepest gratitude to Messrs. Cunningham, Chung, Hooper and Snyder and Ms. Huebner for their years of dedicated service.
We believe that the experience and qualifications of each of our new Board members will provide valuable assistance to the Board and the Company as it continues its transformation into a technology-enabled financial solutions company and seeks to meet its strategic growth initiatives.
Director Nominees and Continuing Directors
Information regarding our Director Nominees is included under "Proposal One—Election of Directors." Information regarding our Class II and Class III directors who are not up for election is described below.

Qualifications
The descriptions below and the information under "Proposal One—Election of Directors" includes a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors.
The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders. In light of the Company's transformation into a technology enabled financial solutions company, the Board of Directors will continue to assess the skills and qualifications of its members.
Class II Directors - Terms expiring in 2019
The names of the continuing Class II directors whose terms expire in 2019, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Steven Aldrich	48	Director	2017
William L. Atwell	67	Chairman	2017
Christopher W. Walters	44	Director	2014
Steven Aldrich was appointed to the Board of Directors on June 1, 2017. Mr. Aldrich has served as the Chief Product Officer at GoDaddy, Inc. (“GoDaddy”) since January 2016, and he previously served as Senior Vice President, Business Applications beginning in July 2012. Before joining GoDaddy in 2012, Mr. Aldrich served in various senior management roles at Intuit, Inc., a business and financial software company, from 1996 through 2008, including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as Chief Executive Officer of Outright Inc., a bookkeeping and accounting service, from 2011 to 2012, when it was acquired by GoDaddy, and as Chief Executive Officer of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.
Relevant Qualifications and Experience: Mr. Aldrich has extensive product management experience from his years of serving in senior management positions that provides him with unique experience in operations, strategy, company growth, and management. He also has significant experience with consumer and small business software-as-a-service businesses, which the Board believes will provide valuable assistance to the Board and the Company as it continues its transformation into a technology enabled financial solutions company and seeks to meet its strategic growth initiatives.
William L. Atwell was appointed as Chairman of the Board on March 1, 2017. Mr. Atwell has been Managing Director of Atwell Partners, LLC, a financial services consulting firm, since June 2012. From September 2008 to May 2012, Mr. Atwell was President of Cigna International, a global financial services company. Prior to 2008, Mr. Atwell held senior executive positions with Charles Schwab & Co., Inc. and Citigroup, Inc. Mr. Atwell currently serves as a director of Webster Financial Corporation, a NYSE listed commercial banking company, as an independent trustee of AQR Mutual Funds (AQR Capital Management, LLC) and as a Trustee at Fairfield University. Previously, he served as a dIrector of USI Holdings, which was formerly listed on the NASDAQ, until it was sold to Goldman Sachs Capital Partners in 2007. Mr. Atwell holds a B.S. and an M.B.A. from Long Island University.
Relevant Qualifications and Experience:  Mr. Atwell brings extensive relevant industry experience and knowledge to the Board, having spent more than 40 years in the financial services industry as an executive at Cigna International, Charles Schwab & Co., Inc. and Citigroup, Inc. The Board believes Mr. Atwell’s extensive financial services industry experience will provide valuable assistance to the Board and the Company as it continues its transformation into a technology enabled financial solutions company and seeks to meet its strategic growth initiatives.

Christopher W. Walters was appointed to the Board of Directors in 2014.  Mr. Walters is currently the Chief Executive Officer of Encompass Digital Media, Inc. ("Encompass"), a technology services business that captures, processes and delivers more than 25,000 hours of video across platforms for over 850 leading global content companies every day, which he joined in January 2015. As Chief Executive Officer, Mr. Walters oversees Encompass's day-to-day operations on a worldwide basis.  Mr. Walters joined Encompass from The Weather Company, a weather focused media information services company that owned and operated The Weather Channel, weather.com, intellicast.com, Weather Underground and WSI, where he served as the Chief Operating Officer from March 2012 to December 2014. Prior to The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, and investment companies. Mr. Walters holds a Bachelor of Science from The University of Vermont and an M.B.A from the University of Chicago.
Relevant Qualifications and Experience:  Mr. Walters has extensive operational and management experience from his work as an executive and an advisor to a variety of companies. Mr. Walters’ experience also includes work with technology businesses that are relevant to the Company’s current operations. The Board believes this experience and knowledge provides valuable guidance in its oversight obligations as it continues its transformation into a technology enabled financial solutions company and seeks to meet its strategic growth initiatives.
Class III Directors - Terms Expiring in 2020

Name of Director	Age	Positions with Blucora	Director Since
Georganne C. Proctor	61	Director Nominee	2017
Mary S. Zappone	53	Director	2015

Georganne C. Proctor was elected to the Board on June 1, 2017. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., a NYSE listed company, where she currently is Chair of the Compensation Committee and a member of the Audit Committee. From 2013 until 2017, she was a director of SunEdison, Inc., a NYSE listed company. Since 2011, Ms. Proctor has also served on the Board of Directors of Och-Ziff Capital Management Group, a NYSE listed company, where she is the Chair of the Audit Committee. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.

Relevant Qualifications and Experience: Ms. Proctor has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as the chief financial officer of large financial institutions. This experience provides her with a thorough understanding of public company reporting obligations, Sarbanes-Oxley compliance and planning, and treasury and liquidity management. Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters.

Mary S. Zappone has served as a director of Blucora since March 2015. Ms. Zappone has extensive experience as an executive, including her current tenure as Chief Executive Officer of Brace Industrial Group, an industrial services company. Prior to joining Brace in October 2017, she served as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories, from November 2015 to September 2017. Prior to joining Service Champ, she served as President and Chief Executive Officer of RecoverCare, a supplier of healthcare equipment, from May 2011 to February 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International, General Electric, and Exxon, and worked at McKinsey & Co., where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her M.B.A. in Finance at Columbia Business School.

Relevant Qualifications and Experience: Ms. Zappone has significant operational and management experience from her career as an executive and advisor. This experience includes high-level roles at companies that are renowned for their operational excellence, and the Board believes Ms. Zappone is a valuable resource for both the Board and management as the Company seeks to optimize its current operations and seeks to meet its strategic growth initiatives.
Independence, Committee and Other Board Information
Independence
NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board of Directors has affirmatively determined that each of our directors, excluding Mr. Clendening, is independent as defined in the NASDAQ rules. Mr. Clendening is not considered independent because he is an employee of the Company.
Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.
There are no family relationships between any of our directors, Director Nominees or executive officers.
Board Committees
The Board of Directors’ committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has adopted a written charter for each of its committees.
The Audit Committee
The Audit Committee currently consists of the following independent directors: Georganne C. Proctor (Chair), William L. Atwell and Lance Dunn. The Audit Committee is responsible for providing independent and objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing and monitoring compliance with the Code of Ethics and Conduct and recommending changes to the Code of Ethics and Conduct to the Board as appropriate.
The Board of Directors has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board of Directors has further determined that Ms. Proctor and Mr. Atwell each qualify as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors.
Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.
The Compensation Committee
The Compensation Committee currently consists of the following independent directors: H. McIntyre Gardner (Chair), Georganne C. Proctor and Mary Zappone. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•	Overseeing the independent compensation consultant;

•
Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

•	Acting as administrator of our stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below.
The Nominating and Governance Committee
The Nominating and Governance Committee currently consists of the following independent directors: Christopher Walters (Chair), Steven Aldrich and Mary Zappone. The Nominating and Governance Committee’s duties include:

•
Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Company's Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation program;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”
As part of each Committee's annual review of their charters, in November 2017, oversight of director compensation was moved from the Compensation Committee to the Nominating and Governance Committee. A description of the compensation program for our non-employee directors for 2017 is set forth in “Director Compensation” below.
Meeting Attendance
The Board of Directors and each of its committees held the following meetings during 2017:

•	Board of Directors - 9 meetings;

•	Audit Committee - 9 meetings;

•	Compensation Committee -12 meetings; and

•	Nominating and Governance Committee - 9 meetings.
For 2017, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she was a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. In 2017, all of the Company's Board members attended the annual meeting of stockholders, excluding Mr. Hooper who retired from the Board on the date of the annual meeting.
Leadership Structure
The leadership structure of the Board of Directors consists of Chairman, William L. Atwell, and the chairs of each of the principal committees of the Board of Directors. The Company’s Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is currently filled by John S. Clendening. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.
Risk Management
Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, cybersecurity, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks.

•
The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance, legal and regulatory risks. The Audit Committee also oversees and discusses with management our policies and practices with respect to risk assessment and risk management.

•	The Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning.

•	The Nominating and Corporate Governance Committee manages risks associated with general corporate governance.
While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our CEO and Chairman provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees.
Communication with the Board of Directors
The Board of Directors believes that management speaks for the Company. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with the Company, but it is expected that Board members will do this with the advance knowledge of management or at the request of management, absent unusual circumstances or as contemplated by Board committee charters or policy. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the communication to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Ethics and Conduct.
Corporate Website
The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Ethics and Conduct (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6000.
Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to the Company and its stockholders.
In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to our business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of our stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any of our competitors that would interfere or conflict with the director’s obligations to the Company and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to our business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. During the nomination process, the Board of Directors and the Nominating and Governance Committee carefully consider this goal with respect to both new nominees and incumbent directors in accordance with the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.
The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Nominating and Governance Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the Committee regularly considers the needs of the Company and the Board with respect to directors, particularly in light of the Company's strategic transformation, and if appropriate, the Committee will nominate new directors that best fit those needs. When nominating new directors, the Committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.
Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.
In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:
Chair, Nominating and Governance Committee
Blucora, Inc.
c/o Corporate Secretary
6333 North State Highway 161
Irving, Texas 75038
The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2018 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of our common stock.
Director Compensation
Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. The CEO, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation as an employee is included in the Summary Compensation Table.

2017 Review
Prior to November 2017, the Compensation Committee, pursuant to its charter, was responsible for overseeing director compensation. As part of each Committee's annual review of their charters, in November 2017, oversight of director compensation was moved from the Compensation Committee to the Nominating and Governance Committee.
In early 2017, as part of its review of the non-employee director compensation program, the Compensation Committee engaged Compensia, Inc. ("Compensia") as its independent compensation consultant to provide advice with respect to non-employee director compensation matters.  In the first half of 2017, Compensia reviewed the Company’s peer group (as discussed under "Compensation Discussion and Analysis—Compensation Philosophy and Practices") and provided related advice with respect to director compensation.  Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. See “Compensation Discussion and Analysis—Compensation Philosophy and Goals—Role of Compensation Consultant” for additional information about Compensia.
As a result of this review, in May 2017, the Compensation Committee approved certain changes to its non-employee director compensation program, including the changes to the cash retainers shown below and a change in the grant value and mix of equity grants made to our non-employee directors to transition from granting a mix of options and RSUs to granting solely RSUs, as further described below. Generally, the cash retainers increased and the equity grant amounts decreased.
Non-Employee Director Compensation Program for 2017
The Company’s non-employee director compensation program for 2017 consisted of annual cash retainers for board, committee, and chair service, and equity grants, as described further below.
The following table sets forth the changes to the annual cash retainers during 2017:

Groups	Annual Retainer Paid to all Non-Employee Directors (including Chair) Prior to May 2017	Annual Retainer Paid to all Non-Employee Directors (including Chair) After May 2017	Percent Change	Annual Chair Retainer Prior to May 2017	Annual Chair Retainer After May 2017	Percent Change
Board of Directors	$20,000	$40,000	100%	$25,000	$15,000	(40)%
Audit Committee	$4,000	$10,000	150%	$14,000	$22,500	61%
Compensation Committee	$3,000	$7,500	150%	$8,000	$15,000	88%
Nominating and Governance Committee	$2,000	$4,000	100%	$5,000	$8,000	60%

The 2017 equity grants consisted of an initial grant to all newly elected or appointed directors and an annual grant. Each grant made prior to May 2017 consisted of 30% stock options and 70% RSUs, and each grant made following May 2017, which included the annual grant made to our directors following our annual stockholders’ meeting on June 1, 2017, consisted solely of RSUs. The number of shares granted is based on a set dollar amount, with the specific number of shares granted based on the Company’s standard option valuation methodology in the case of stock options and on the price of our common stock at the time of the grant in the case of RSUs. The following table sets forth the changes to the equity grants during 2017 (in dollars):

	Value of RSUs Prior to May 2017	Value of Options Prior to May 2017	Total Grant Amount Prior to May 2017	Value of RSUs After May 2017	Total Grant Amount After May 2017	Percent Change From Prior to May 2017
Initial equity grants to all newly elected or appointed non-employee directors, including Board Chair (1)	$105,000	$45,000	$150,000	$150,000	$150,000	—%
Annual equity grants to all non-employee directors, including Board Chair and newly elected or appointed directors (2)	$105,000	$45,000	$150,000	$125,000	$125,000	(16.67)%
Additional annual equity grant to Board Chair (2)	$35,000	$15,000	$50,000	$35,000	$35,000	(30.00)%

(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the election or appointment date.

(2)
Annual grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date provided that the grantee continues to be a member of the Board or the Chairperson, as applicable, on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.
The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director (including our current and former directors) for the year ended December 31, 2017 pursuant to the director compensation program described above:

Current Directors	Annual Retainer Fees (Paid in Cash)	Stock Awards (1)(2)	Option Awards (1)(2)	Total
Steven Aldrich	$25,667	$274,975	—	$300,642
William L. Atwell	$43,167	$297,175	$55,060	$395,402
Lance G. Dunn	$38,000	$124,994	—	$162,994
H. McIntyre Gardner	$35,167	$254,151	$52,393	$341,711
Georganne C. Proctor	$38,390	$274,975	—	$313,365
Christopher W. Walters	$38,000	$124,994	—	$162,994
Mary S. Zappone	$38,250	$124,994	—	$163,244

Former Directors
David Chung (3)	$5,000	—	—	$5,000
John E. Cunningham (4)	$11,250	—	—	$11,250
Steven W. Hooper (5)	$16,000	—	—	$16,000
Elizabeth J. Huebner (6)	$34,125	$124,994	—	$159,119
Andrew M. Snyder (7)	$10,000	—	—	$10,000

(1)
The dollar amount for stock awards (which consists of RSUs) and option awards is the grant date fair value computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock

Compensation ("ASC 718"), excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock and option awards granted in 2017 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
For Messrs. Aldrich, Atwell, Gardner and Ms. Proctor, includes an initial grant of equity that was made in 2017, as well as a 2017 annual grant that was made to all non-employee directors following our 2017 annual meeting of stockholders. Messrs. Atwell and Gardner also received a pro-rated annual grant for their service prior to the 2017 annual meeting of stockholders. The initial grants and pro-rated annual grants made to Messrs. Atwell and McIntyre were made prior to the director compensation changes described above and consisted of 30% options and 70% RSUs. The initial grants made to Mr. Aldrich and Ms. Proctor consisted solely of RSUs. Initial non-employee director grants vest in three equal annual installments beginning on the first anniversary of each director's the election or appointment date. The vesting for the annual RSU grants is described above.

(3)	Mr. Chung retired from the Board on February 28, 2017.

(4)	Mr. Cunningham retired from the Board on February 28, 2017.

(5)	Mr. Hooper did not stand for re-election and retired from the Board on June 1, 2017.

(6)	Ms. Huebner retired from the Board on August 11, 2017. When Ms. Huebner retired from the Board of Directors, this grant was forfeited.

(7)	Mr. Snyder retired from the Board on May 25, 2017.

All equity grants that were made in 2017 were awarded under the 2015 Plan. Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of equity grants with the release of material non-public information, as grants are made as of the annual meeting date or election or appointment date.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of our current non-employee directors as of December 31, 2017.

	Aggregate number of unvested RSUs	Aggregate number of options
Current Directors (1)		Unvested	Vested
Steven Aldrich	13,316	—	—
William L. Atwell	14,091	8,157	2,502
Lance G. Dunn	6,053	—	71,863
H. McIntyre Gardner	12,397	8,157	1,877
Georganne C. Proctor	13,316	—	—
Christopher W. Walters	6,053	—	42,388
Mary S. Zappone	8,485	3,648	35,292

(1)
Our former directors shown in the previous table did not have any equity outstanding as of December 31, 2017. When each of Messrs. Chung, Cunningham and Snyder retired from the Board, their outstanding unvested equity awards that were granted following our annual meeting in 2016 under the 2015 Plan were accelerated on a pro-rated basis based on the time they served as Board members from the date of grant until their last date of service on the Board.

Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that are applicable to all non-employee directors. The guidelines were originally adopted effective as of January 1, 2014 and amended on June 1, 2017. As a result of the non-employee director compensation changes described above, which included an increased cash retainer from $20,000 to $40,000, the Board updated these guidelines such that the ownership multiple decreased from 6X to 4X under the guidelines but the overall ownership requirement amount actually increased from $120,000 to $160,000.
Thus, under the terms of the amended guidelines, all non-employee directors are expected to acquire and hold shares of the Company’s common stock equal in market value to at least 4X the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chairman of the Board and the chairs of the Board's committees). As described above, the amount of this retainer was $40,000 for 2017, and non-employee directors will be expected to hold shares with a market value of at least $160,000.
Non-employee directors who were members of the Board on January 1, 2017 are expected to attain the minimum ownership amount by no later than June 1, 2019. Non-employee directors who joined the Board after January 1, 2017 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to the Board. The Compensation Committee is responsible for administering and applying these guidelines.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
Audit Committee Members
Each member who serves on the Audit Committee is an independent director as defined in the NASDAQ rules, meets the independence criteria in the applicable SEC rules and meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Proctor and Mr. Atwell are “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules.
 Audit Committee Responsibilities
Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, which for 2017 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.
In this context, during 2017, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young LLP;

•
Met and held discussions with Ernst & Young LLP, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young LLP’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•
Discussed the matters required to be discussed with Ernst & Young LLP by the statement on Auditing Standards No. 1031, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young LLP, including Ernst & Young LLP’s opinion on the audited financial statements; and

•
Received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Members of the Audit Committee
Georganne C. Proctor, Chair
William L. Atwell
Lance Dunn

FEES PAID TO INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2017 AND 2016
Fees
The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP, to the Company and its subsidiaries during 2017 and 2016 were as follows:

	2017	2016
Audit fees	$1,480,116	$1,583,186
Tax fees	—	5,000
All other fees	2,160	1,995
Total fees	$1,482,276	$1,590,181
Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements, the review of interim financial statements and internal control over financial reporting for the year indicated. Tax fees were for state tax services in 2016. All other fees consist of fees for our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research.
Pre-approval Policy
The Audit Committee pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with Ernst & Young LLP’s independence. After consideration, the Audit Committee has determined that Ernst & Young’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2016 and 2017 were pre-approved by the Audit Committee in accordance with the foregoing policy.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.
Related Person Transactions

In December 2017, the Company fully repaid $3.2 million of a note payable with the former President and Chief Executive Officer of HD Vest, Roger Ochs, that arose in connection with the acquisition of HD Vest. (Roger Ochs ceased serving as the President and Chief Executive Officer of HD Vest on February 28, 2017.) The note was scheduled to be paid over a three-year period, with 50% paid in year one ($3.2 million paid in December 2016), 40% to be paid in 2017, and 10% to be paid in 2018. Certain members of HD Vest management rolled over a portion of the proceeds they would have otherwise received when we acquired HD Vest into shares of the acquisition subsidiary through which the Company consummated the purchase of HD Vest. The former President of HD Vest sold a portion of his shares to the Company in exchange for the note. The note bore interest at a rate of 5% per year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of the following directors served on the Compensation Committee for all or a portion of 2017: H. McIntyre Gardner (Chair), Georganne C. Proctor, Chris Walters and Mary Zappone. Each of the following former directors served on the Compensation Committee for a portion of 2017 prior to leaving the Board of Directors: Steven Hooper and Elizabeth Huebner. None of the current or former members of the Compensation Committee who served during 2017 is or has been an officer or an employee of the Company. During 2017, none of our executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on our Board of Directors or our Compensation Committee.
INFORMATION REGARDING EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information as of April 9, 2018 with respect to our current executive officers:

Name	Age	Position
John S. Clendening	55	President, CEO and Director
Davinder Athwal	50	Chief Financial Officer
Sanjay Baskaran	44	President, TaxAct, Inc.
Ann J. Bruder	52	Chief Legal Officer & Secretary
Robert D. Oros	52	Chief Executive Officer, HD Vest
Mathieu Stevenson	39	Chief Marketing Officer
John Clendening was appointed to serve as the Company’s President and CEO on April 4, 2016, and he was also appointed as a member of the Board on the same date. See "Proposal One—Election of Directors on page 12 for a discussion of his experience and qualifications.

Davinder S. Athwal was appointed to serve as the Company's Chief Financial Officer ("CFO") in February 2018. Prior to joining the Company, Mr. Athwal, served as Vice President Finance and Chief Financial Officer of UGI International, which is a business segment of UGI Corporation through which it conducts its foreign operations, from 2015 to February 2018, and he served as Vice President, Chief Accounting Officer and Chief Risk Officer of UGI Corporation, a holding company that is traded on the New York Stock Exchange that distributes, stores, transports and markets energy products and related services, from 2008 through 2015. Mr. Athwal holds a bachelor’s degree in Accounting and Finance from Kingston University in London, a master’s degree in Accounting from Long Island University and is a certified public accountant.

Sanjay Baskaran was appointed President of TaxAct in January 2017. Prior to joining the Company, Mr. Baskaran, served as General Manager, North America Credit Cards at Amazon, one of the world’s largest online retailers, from June 2015 through January 2017. Prior to that, Mr. Baskaran was employed by Visa, Inc. from 2011 through 2013 where he served as Vice President, Analytics and Insights, North America from 2013 through 2015 and the Lead for Consumer Credit & Merchant Analytics, North America from 2011 through 2013.  Prior to that he was employed by HSBC from 2002 through 2011 in roles with progressively increasing responsibility, the most recent of which were Director, Global Cross Sell Marketing Strategy from 2009 through 2011 and Director, Head of Operations Strategy & Business Transformation, HSBC Finance, Canada from 2007 through 2009.  He also held positions at Deloitte & Touche as a management consultant and Dr. Reddy’s Group as an executive in the company’s Latin America International Marketing group. Mr. Baskaran received a Bachelor of Technology in chemical engineering from Osmania University India and earned an M.B.A. with a concentration in Supply Chain Management and Marketing from Michigan State University.
Ann J. Bruder was appointed to serve as the Company's Chief Legal Officer and Secretary in June 2017. Prior to joining Blucora, Ms. Bruder served as the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Airlines Reporting Corporation, or ARC, which is a leading provider of data, products and services to the travel industry, from 2015 through 2017. She served as the President of Global Strategic Services, LLC, a boutique strategic advisory firm, from 2014 through 2015. Prior to that, she was employed by Commercial Metals Company

(“CMC”), a publicly traded global company with sales and operations in more than 40 countries, from 2007 through 2014. At CMC, Ms. Bruder served as the Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary from mid-2009 through 2014 and the Deputy General Counsel from 2007 through mid-2009. Earlier in her career, she served in various legal roles at CARBO Ceramics Inc., American Airlines, Inc., Continental Airlines, Inc. and the law firm of Thompson Coburn LLP. Ms. Bruder has a Juris Doctorate degree from Washington University and Bachelor of Arts degree in Journalism and Public Relations with a minor in Economics from the University of Wyoming.
Robert D. Oros was appointed Chief Executive Officer of HD Vest in February 2017. Prior to joining the Company, Mr. Oros served as Executive Vice President and Head of the Registered Investment Advisors segment at Fidelity Clearing & Custody Solutions, a unit of Fidelity Investments, from 2012 through 2017. He served as a National Sales Manager at Trust Company of America from 2010 through 2012, Executive Vice President and Head of Custom Clearing Services at LPL Financial from 2009 through 2010, and Senior Divisional Manager of Schwab Advisor Services at Charles Schwab from 2002 through 2007. Mr. Oros serves on the Board of Directors of the Invest in Others Charitable Foundation and the Board of Directors of the Foundation for Financial Planning. He has a Bachelor of Science in Finance and Economics from Central Michigan University.

Mathieu Stevenson was appointed as the Company's Chief Marketing Officer in October 2016. Prior to joining the Company, Mr. Stevenson served as Chief Strategy Officer for Catalina Marketing Corporation, a marketing services company from 2015 through 2016. From 2014 through 2015, Mr. Stevenson was an Associate Partner, Market Leader at McKinsey Solutions, part of McKinsey Company, a world-wide management consultant firm, and from 2012 through 2014 he served in various roles of increasing responsibility, the most recent of which was General Manager, Cities, for HomeAway Inc. From 2006 through 2012, Mr. Stevenson served as Engagement Manager, Member of Marketing and Innovation Practices for McKinsey & Company. Mr. Stevenson is a graduate of the University of Texas and the Fuqua School at Duke University.

Principal Accounting Officer

John Palmer, 51, became the Company’s Principal Financial and Accounting Officer on November 1, 2017 when our former Chief Financial Officer, Eric M. Emans, who had been serving in those roles left the Company. Mr. Palmer continues to serve as the Company's Principal Accounting Officer, and Mr. Athwal, who joined the Company on February 21, 2018 as the Company's Chief Financial Officer, now serves as the Company's Principal Financial Officer. Mr. Palmer originally joined the Company on February 20, 2017 and is not an executive officer, but pursuant to Item 402 of Regulation S‑K he is included as a Named Executive Officer because he served as our Principal Financial Officer for a portion of 2017.
Mr. Palmer has served as the Company’s Vice President - Accounting since February 2017. Prior to joining the Company, Mr. Palmer served as Vice President and Chief Accounting Officer at Sizmek, Inc., a global technology company that provides technology-enabled advertising services, from the time it was spun-off from Digital Generation, Inc. in February 2014 until February 2017. Mr. Palmer served as Vice President and Controller at Digital Generation, Inc. from March 2003 to February 2014. Prior to that, Mr. Palmer held a variety of controller positions for technology companies, including Entrust Technologies, Inc. and Nortel Networks, Inc. He began his career working at each of KPMG and Ernst & Young.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis (“CD&A”) explains how our Compensation Committee designed and implemented our 2017 compensation programs with respect to our Named Executive Officers who are set forth below and included in our Summary Compensation Table (“NEOs”). This CD&A describes the means through which the alignment of compensation elements to our objectives was achieved and the degree to which our performance affected executive compensation.

Executive Summary
Our executive compensation program is generally designed to attract, motivate and retain highly skilled executives with the business experience that management and our Compensation Committee believe are necessary for achievement of our long-term business objectives to operate and grow our Wealth Management and Tax Preparation businesses that operate under HD Vest and TaxAct, respectively.
In addition, as a result of the move of our corporate headquarters from Washington State to Texas and in connection with our Strategic Transformation (as defined below) into a technology-enabled financial solutions company, our 2017 executive compensation program was focused on recruiting new executive talent during 2017, which resulted in the successful hiring of our Chief Executive Officer of HD Vest, our President of TaxAct, our Chief Legal Officer (collectively, the "New Executive Officers") and our Vice President-Accounting (who served as our Principal Financial and Accounting Officer for part of 2017 but does not serve as an executive officer) (together with the New Executive Officers, the "New NEOs")).

Our NEOs

Our NEOs included in our Summary Compensation Table are set forth below. Additional information regarding our current executive officers is set forth on page 43 under "Information Regarding Executive Officers."

Name	Title	Date
John S. Clendening	President, CEO and Director	Joined on April 4, 2016
John D. Palmer (1)(2)	Vice President - Accounting (Principal Financial and Accounting Officer)	Became Principal Financial and Accounting Officer November 1, 2017
Eric M. Emans (1)	Former Chief Financial Officer and Treasurer ("Former CFO")	Ceased Serving as CFO on November 1, 2017
Robert D. Oros	Chief Executive Officer of HD Vest	Joined on February 28, 2017
Sanjay Baskaran	President of TaxAct	Joined on January 30, 2017
Ann J. Bruder	Chief Legal Officer and Secretary	Joined on June 19, 2017

(1)
Mr. Emans, who served as the Company's Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, ceased serving in such roles effective November 1, 2017. Mr. Palmer became the Company’s Principal Financial and Accounting Officer on November 1, 2017. Mr. Palmer continues to serve as the Company's Principal Accounting Officer, and Mr. Davinder S. Athwal, who joined the Company on February 21, 2018 as the Company's Chief Financial Officer, now serves as the Company's Principal Financial Officer.

(2)
Mr. Palmer originally joined the Company on February 20, 2017 and is not an executive officer, but pursuant to Item 402 of Regulation S‑K he is included as a Named Executive Officer because he served as our Principal Financial Officer for a portion of 2017.

Financial and Business Highlights of 2017

2017 Financial Highlights
•	2017 was a strong year where we achieved double digit growth in nearly all of our key metrics while significantly strengthening our balance sheet, our platform and our executive leadership team.
•	We increased Total Revenue by 12% from 2016.
•	We increased Net Income and Net Income per share by 141% and 137%, respectively, from 2016.(2)
•	We increased non-GAAP Consolidated Adjusted EBITDA by 7% from 2016. (2)
•	We increased non-GAAP EPS by 38% from 2016. (2)
•	We grew assets under management by 21% from 2016 to $12.5 billion and total assets under administration by 14% from 2016 to $44.2 billion at HD Vest.
•	We achieved the 20th consecutive year of revenue growth at TaxAct, growing 15% from 2016.
•	During 2017, we lowered debt by $90 million, reduced net leverage ratio to 2.8x from 4.0x and lowered interest rate by 300 bps.
•	We announced a clearing firm transition that is expected to generate $60-$100 million in incremental HD Vest segment income over a 10-year term.
2017 Business Highlights
•
Since 2015 we have been successfully undergoing a strategic transformation into a technology-enabled financial solutions company focused on wealth management and comprised of TaxAct and HD Vest and have divested our Search and Content and E-Commerce businesses (the "Strategic Transformation").

•	In connection with our Strategic Transformation and our operating as “One Company,” during 2017, we relocated our corporate headquarters from Bellevue, Washington to Irving, Texas.
•	In connection with this relocation and our Strategic Transformation, we had a leadership transition resulting in a new executive team, including the New Executive Officers, who were all hired in 2017.

(1)	Financial measures used in our annual bonus plan.

(2)	See Annex A - Non-GAAP Reconciliation for a reconciliation of Adjusted EBITDA and non-GAAP EPS to Net Income and Net Income per share.

2017 Executive Compensation

2017 Executive Compensation Highlights
•	At Risk Compensation: Our NEOs had a substantial portion of their compensation at risk - 90% of our CEO's total target direct compensation was at risk.
•
Pay for Performance Alignment: A substantial portion of NEO compensation was comprised of annual incentive bonus tied to financial metrics and stock options - 69% of our CEO's total target direct compensation was bonus and stock options.

•	2017 Annual Bonus Plan is Performance-Based: Annual bonus plan was tied to Company financial performance metrics - 20% of our CEO's total target direct compensation was a performance-based bonus.
•
2017 Equity Grants: At least half (and for certain NEOs, including our CEO, 70%) of the 2017 long-term equity awards were comprised of stock options, which are inherently tied to the performance of our stock.

•	New NEOs: Compensation for each New NEO was set at a level to be competitive in the new market and industry where we compete for talent after a review of peer market data and other factors.
2017 Executive Compensation Elements at a Glance

Base Salary	Annual Bonus Plan	Stock Options	Time-Based RSUs
Short-Term Element		Long-Term Element
Fixed	Performance-Based (at risk)		Value Based on Stock Price (at risk)

2017 Mix of Pay: 90% of our CEO's and 79% of our average NEOs'* total target direct compensation for 2017 was at risk

* The Average NEO Pay Mix does not include (i) Mr. Emans because he announced that he would not be relocating with the Company in 2016, and his 2017 compensation reflected the transition, and (ii) Mr. Palmer because he does not serve as an executive officer of the Company and his compensation therefore is not reflective of the compensation structure of our executive officers.

Additional detail regarding the 2017 compensation of our NEOs is provided in the Summary Compensation Table and throughout our CD&A.

2017 Say-on-Pay Vote had 97.5% Approval
We hold advisory votes on the compensation of our NEOs (“say-on-pay”) at every annual meeting of stockholders. Our Board of Directors values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the advisory say-on-pay vote at our 2017 Annual Meeting. Following the recommendation of our stockholders in 2017, we will continue to hold our advisory say-on-pay vote on an annual basis.
Of the stockholders who cast a vote in 2017 for or against the approval of the Company’s compensation of NEOs, 97.5% voted for approval. Although the Compensation Committee did not make any specific changes as a result of such say-on-pay vote for 2017 compensation, the Compensation Committee does monitor and consider the results of say-on-pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

Realizable 2017 Pay

The table above compares the 2017 target total compensation for our CEO to the actual realizable pay at the end of 2017. The "Target Total Compensation" bonus and equity amounts shown above are the targets set by our Compensation Committee, and the equity amounts approximately reflect the grant date fair values reported in the Summary Compensation Table below. The "Realizable Pay" bonus amount reflects the actual bonus paid to our CEO for 2017, and the equity amounts assume 100% acceleration of the 2017 equity grants as of December 31, 2017 and the closing price of the common stock on the last day of 2017, which was $22.10. Since none of these awards had actually vested at that time, the amount actually realized by Mr. Clendening, if any, upon vesting and exercise may vary from this figure.

The Compensation Committee believes that an NEO’s actual compensation should reflect the Company’s performance, and the table above illustrates our pay for performance alignment. For example, in 2017, our stock price increased approximately 50%, and Mr. Clendening's realizable pay was approximately 38% higher than his target total compensation shown above.

The substantial majority of the CEO's compensation is composed of variable cash bonus awards and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock. As a result, much of our CEO's target total compensation opportunity is “at risk,” and there can be no assurance that the target amount of the bonuses will be awarded, that the grant date fair values reported for the equity awards will reflect their actual economic value, or that comparable amounts will ever be realized by our CEO.

2018 Executive Compensation

Our Company and our business have undergone significant changes since late 2015, and as a result of this transition, our Compensation Committee began evolving our executive compensation practices during 2017 to ensure that we are able to attract and retain top caliber executive talent in the new markets and industries in which we now compete for talent. Below is a summary of executive compensation highlights for our 2018 program:

2018 Executive Compensation Highlights
•	New Peers: We updated our peer group in light of the market and industry in which we now compete for talent.
•
New Philosophy:  Our Compensation Committee adopted a new philosophy to provide an attractive market-based compensation program tied to performance and aligned with the interests of stockholders. Our executive compensation program is designed to be competitive, aligned, balanced and sound.

•
2018 Annual Bonus Plan is Performance-Based: Annual bonus plan is tied to Company financial performance metrics, as well certain human resources foundation metrics and balanced scorecard metrics in order to help us move toward an increased focus on operational objectives that are key to our growth strategy and operating as "One Company."

•
2018 Equity Grants included Performance-Based RSUs:  Equity grants were comprised of 25% performance-based RSUs, 25% stock options and 50% time-based RSUs. We transitioned away from the heavy use of stock options and began granting performance-based RSUs that are based on the achievement of pre-established financial performance metrics and are more in line with our long-term strategy.

•	Adoption of Executive Stock Ownership Guidelines: The Board adopted stock ownership guidelines for our executive officers of 5X base salary for the CEO and 3X base salary for all other NEOs.
•
Competitive Pay Practices:  We believe the changes made to our executive compensation program for 2018 allow us to be competitive with companies with whom we compete for talent and to better reflect market expectations for "at-risk" and performance-based compensation.

2018 Mix of Pay: 90% of our CEO’s and 78% of our average NEOs'* total target direct compensation for 2018 is at risk

2018 Executive Compensation Elements at a Glance

Base Salary	Annual Bonus Plan	Stock Options	Performance-Based RSUs	Time-Based RSUs
Short-Term Element		Long-Term Element
Fixed	Performance-Based (at risk)			Value Based on Stock Price (at risk)

See "2018 Compensation Changes" for additional information regarding our 2018 Executive Compensation program.

Executive Compensation Best Practices

What we do:		What we don't do:
✓	Pay for Performance: A significant portion of our NEO compensation is at-risk, performance-based compensation. This helps to align our executive compensation with the interests of our stockholders.	✗
Tax Gross-up Provisions for Change-In-Control: We do not have tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control.

✓
Pay Determinations: We engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and general industry, and utilizing an independent compensation consultant.
		✗	No excessive perquisites and personal benefits: We do not provide significant perquisites and personal benefits that are not available to all other employees.
✓
Annual Say-on-Pay Vote: We hold an advisory vote on executive compensation annually and take the results of that vote into account when setting and reviewing our compensation practices and policies. We have had very positive results from our advisory vote on executive compensation each year the vote has been held.
		✗	No Pledging or Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
✓
Clawback Policy: We have a clawback policy that would allow us to recoup certain compensation and awards paid to our NEOs in certain circumstances in the event that there is a restatement of our financial results.
		✗	No dividends on stock options or SARs or unearned awards: No dividends or dividend equivalents accrue on stock options or SARs or are paid on unearned awards.
✓
Double Trigger Change-in-Control: Following a change-in control, our executive officers would only be entitled to severance benefits under their employment agreements if their employment is terminated without cause or if they terminate employment with us for good reason in connection with the change-in-control.
✗
No repricing or granting of discounted stock options or SARs:  Our 2015 Plan (and our proposed 2018 Plan) prohibits the repricing of stock options and SARs without stockholder approval and does not permit the granting of stock options or SARs with exercise prices below fair market value.

✓
Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership that is 5X the annual base salary for our CEO, 3X the annual base salaries for our other executive officers and 4X the annual retainer for our directors.
✗
No share recycling and minimum vesting: Our 2015 Plan (and our proposed 2018 Plan) does not permit liberal share recycling or liberal share counting and has minimum vesting requirements for awards (no awards can vest prior to one-year from the date of grant).

✓
Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Philosophy and Practices
2017 Executive Compensation Philosophy and Practices
Our compensation philosophy for 2017 was to have an executive compensation program that is designed to increase stockholder value by attracting and retaining executives who can execute on our goals and by aligning the interests of those executives with the goals and interests of our Company and our stockholders. Our 2017 executive compensation program applied this philosophy as follows:

•
Align Management to Operational and Financial Goals: Align the compensation of both existing and incoming executive management to our key operational and financial goals. Specifically, our 2017 annual performance-based cash bonus plan allocated a significant percentage of overall target compensation for executives to annual variable cash incentive bonuses based on operational and financial targets. In 2017, our CEO and Former CFO had a significant portion of their compensation dependent upon achievement of specific Company goals, and our New NEOs were also able to benefit from the achievement of Company goals in connection with the annual cash bonus plan.

•
Stockholder-Management Alignment Through Long-Term Equity Grants: Ensure stockholder-management alignment through the use of long-term equity grants that have a value that is tied directly to the price of our common stock. In 2017, at least half (and for certain NEOs, including our CEO, 70%) of the long-term equity awards were comprised of stock options, which are inherently tied to the performance of our stock, and the other portion was comprised of RSUs.

•
Cash and Equity Compensation: Our historical philosophy and practices were to set total cash compensation below market with above market equity compensation and a significant portion of equity granted in the form of options. We believe these historical practices were appropriate when we were seeking talent in the Washington State internet-based market. However, in connection with our transition to a Dallas-based technology-enabled financial solutions company, we began evolving our philosophy and practices during 2017 when hiring the New Executive Officers and setting 2018 executive compensation. In connection with this evolution, we began to focus more on having an attractive market-based compensation program in our new market and industry so that we could attract top caliber executive talent. When hiring the New Executive Officers during 2017, we began shifting from our previous cash and equity compensation practices of below market cash compensation with above market equity compensation that has a larger focus on options and began to focus more on market competitive compensation. See "2018 Compensation Changes" for additional information regarding changes to our executive compensation program for 2018.

•
Attract and Retain Talent: Provide compensation that is both fair to the Company and the executive and attracts and retains talented and qualified executives through the use of competitive but reasonable salaries, short-term incentives and equity grants. In 2017 and in connection with hiring the New NEOs, attracting talent was a very important element of our compensation program. In setting compensation for each of these New NEOs, our compensation program had to be competitive in the market and industry where we compete for talent. See "Employment Agreements" for a discussion of how compensation was set for each of our New Executive Officers during 2017.

Compensation Process
The Compensation Committee solicits and receives input from a number of sources, including management and its independent compensation consultant (as further discussed below) when making executive compensation decisions. Although the Compensation Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the mix of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Compensation Committee determines exactly how much value it places on any one element, or how any one element will compare to another element. The Board has selected the Compensation Committee members for their experience and abilities in determining compensation, and the Compensation Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company and to stockholders.

The Compensation Committee's Role in Establishing Compensation
Our Compensation Committee is composed entirely of independent directors and administers our executive officer compensation program. In 2017, the Compensation Committee consulted regularly with its independent compensation consultant, our CEO, Former CFO, CLO and Chief Human Resources Officer ("CHRO") regarding the design and implementation of the 2017 executive compensation program.
Management's Role in Establishing Compensation
The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because they each have significant involvement in and knowledge of the Company’s business goals, strategies, and performance and are able to provide input and feedback. The CEO provides recommendations with respect to the executive officers' compensation, but he does not participate in any deliberations relating to his own compensation. The Compensation Committee considers management's recommendations, but retains full discretion in determining executive compensation.
The CEO, Former CFO, CLO and CHRO were regularly invited to attend Compensation Committee meetings during 2017. The Compensation Committee generally meets in executive session outside the presence of the CEO and other management. In carrying out its oversight responsibilities, the Compensation Committee regularly reports to the Board on the actions it has taken, as well as confers with the Board on compensation matters, as necessary.
The Company’s legal advisors, human resources department, and corporate accounting department also support the Compensation Committee in developing and administering the Company’s compensation plans and programs.
Role of Compensation Consultant
The Compensation Committee's independent compensation consultants were regularly invited to attend Compensation Committee meetings during 2017.
Compensia: Compensia served as the Compensation Committee's independent compensation consultant during 2016 and for the first half of 2017. During that time, Compensia provided advice to the Compensation Committee with respect to non-employee director and executive officer compensation matters.
During the first half of 2017, Compensia assisted the Compensation Committee with: advice and recommendations regarding the Company’s compensation philosophy and strategies; advice on director and executive compensation levels and practices, including review and recommendations on director, CEO and other executive officer compensation, including the compensation of our New Executive Officers; advice on the Company’s peer group; guidance on the design of our compensation plans and CEO/director stock ownership guidelines; evaluation of performance metrics and peer performance; recommendations regarding our 2015 Plan; and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.
Meridian: In connection with the Strategic Transition of the Company to a technology-enabled financial services company, in July 2017, the Compensation Committee engaged a new independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian"), to provide advice on executive compensation matters for the remainder of 2017 and for 2018.
Following engagement by the Compensation Committee in July 2017, Meridian assisted the Compensation Committee with: advice on selecting a new peer group for the Company; advice and recommendations regarding proposed changes to Company’s compensation philosophy and strategies for 2018 executive compensation matters; advice on executive compensation levels and practices; guidance on the design of our executive compensation plans for 2018; advice on establishing Executive Officer Stock Ownership Guidelines; determination of performance metrics for 2018 executive compensation; recommendations regarding our 2015 Plan and proposed 2018 Plan; and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.
Engagement of Compensia and Meridian: The Compensation Committee solely approved all engagement fees and other retention terms of each of Compensia and Meridian and determined each of their responsibilities for the period for which they served as the independent compensation consultant. Neither Compensia nor Meridian provided any services to the Company during 2017 other than its services as an independent compensation consultant to the Compensation Committee. The Compensation Committee assessed the independence of each of Compensia and

Meridian pursuant to applicable SEC and NASDAQ rules and concluded that each of their work for the Compensation Committee does not raise any conflict of interest.
Benchmarking Against Peers
In late 2016, the Compensation Committee, with the assistance of Compensia, reviewed the Company's peer group and determined that the same peer group that was used in 2016 should be used for 2017 executive compensation decisions. The peer group recommended by Compensia and approved by the Compensation Committee for 2017 consisted of the following 17 companies, which were in the internet software and services, asset management and custody banks, application software and specialized consumer services industries, with a similar revenue range and market cap.

Angie's List*	Cohen & Steers, Inc.	Financial Engines, Inc.	Liquidity Services, Inc.
Bankrate, Inc.	DHI Group, Inc.	GAMCO Investors, Inc.	Monster Worldwide*
Bottomline Technologies	Ebix, Inc.	IntraLinks Holdings*	Virtus Investment Partners, Inc.
Callidus Software, Inc.	Envestnet, Inc.	Lifelock*	Web.com Group, Inc.
WisdomTree Investments, Inc.
* Each of these companies have been acquired since the peer group was determined.
Compensia provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus, and equity grants, and the Compensation Committee used this data for background and context when setting the amounts of the various compensation elements for executive officers for 2017, but did not tie any compensation decisions directly to this data or set compensation to fall within a certain percentile of our peers.
It is important to note that in determining executive compensation, the Compensation Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer group, but the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to ensure that our executive compensation is competitive in the market where we compete for talent. The Compensation Committee also considers pay for performance, individual capability, potential to create value, capabilities, experience, and performance and internal parity objectives in setting compensation. All applicable information is reviewed and considered in aggregate, and the Compensation Committee does not place any particular weighting on any one factor.
Compensation Decisions Made in 2017

In 2017, the key elements of our executive compensation program for the NEOs consisted of base salary, target annual cash incentive bonus, and long-term equity incentive awards that were comprised of options and RSUs.

In designing the executive compensation program, the Compensation Committee took into consideration our financial and business success, the success our Strategic Transformation and the need to attract top caliber executives. In line with this compensation philosophy, the Compensation Committee determined the amounts of each compensation element with the goal of attracting and retaining top caliber executives and with the desire to align the financial interests of those executives with the interests of our Company and our stockholders.

Annual Base Salary
General
Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Compensation Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with the Company’s and stockholder's objectives. The base salary is initially established by the Compensation Committee pursuant to employment or other agreements with the executives and are set at a level that the Compensation Committee believes is competitive in the market place. Any annual changes thereafter may be based on an evaluation of many factors, such as our performance and annual cash compensation budget, each executive’s individual performance, criticality of the role, experience of the executive, comparative market data, and internal pay equity.

2017 Annual Base Salaries

The only NEOs who were employed by us at the beginning of 2017 and eligible for an increase in base salary for 2017 were Messrs. Clendening and Emans. In December 2017, the Compensation Committee determined the base salary increases for Messrs. Clendening and Emans for 2017, which are set forth below along with the annual base salaries for our New NEOs for 2017:

Name	2017	2016	% Change
John S. Clendening	$550,000	$500,000	10.0%
John D. Palmer	$220,000	N/A	N/A
Eric M. Emans	$367,770	$358,800	2.5%
Robert D. Oros	$375,000	N/A	N/A
Sanjay Baskaran	$350,000	N/A	N/A
Ann J. Bruder	$350,000	N/A	N/A

Mr. Clendening's increase in base salary reflects the Compensation Committee's review of his performance for 2016, which included a review of his impact on our successful financial and operational results for the year, leadership within our Company, accomplishments that affected our performance and achievement of our strategic goals throughout the year.

As further described under "Employment Agreements" the annual base salaries for the New NEOs were set at the time they joined our Company at a level believed to be competitive in the market where we compete for talent.

Annual Short-Term Incentive/Bonus Payments
General
Executives are generally provided the opportunity to earn an annual performance-based cash incentive bonus. This bonus provides incentive for the achievement of our operational and financial goals, assists in retaining, attracting, and motivating employees in the near-term, and provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment and are reviewed each year and updated when the Compensation Committee deems it appropriate. The performance measures for the 2017 bonus plan were tied to important Company financial metrics, such as revenue and Adjusted EBITDA, for all NEOs, and additional operational and financial metrics related to our Wealth Management business and Tax Preparation business for the leaders of those businesses.

2017 Annual Bonus

2017 Executive Bonus Plan: Our 2017 Executive Bonus Plan (the "2017 Executive Bonus Plan"), which was an annual cash incentive bonus plan that our Compensation Committee approved in February 2017, allowed potential bonus payments to be made to each of our executive officers based on the operational and financial metrics applicable to each executive officer under the 2017 Executive Bonus Plan as described further below.

2017 Bonus Plan for Non-Executive Employees: Because Mr. Palmer is not an executive officer, he was eligible to receive a bonus payment under our 2017 bonus plan for non-executive employees (together with the 2017 Executive Bonus Plan, the "Bonus Plans"), which allowed for Mr. Palmer to receive a potential bonus payment based on our financial metrics set forth in the plan as described further below.

Target Bonus and Metrics: The target bonus for each NEO under the 2017 Bonus Plans was based on a percentage of base salary, which was set forth in the Bonus Plans (and was consistent with the bonus targets set forth in the new employment agreements with each of our New Executive Officers further described under "Employment Agreements" (the "New Executive Officer Employment Agreements").

•
CEO: Mr. Clendening's bonus target under the 2017 Executive Bonus Plan was increased from 100% to 200% of base salary for 2017. This increase was made to ensure Mr. Clendening's compensation was competitive in the market where we compete for talent and was a result of Mr. Clendening's performance during 2016 and his leadership that allowed us to successfully achieve certain financial performance and strategic goals for 2016. Because this element of compensation is at risk, the Compensation Committee believed that the increase would allow us to better compensate Mr. Clendening for results while keeping Mr. Clendening's interest aligned with our stockholders. This increase also reflects the beginning stages of our shift during 2017 away from targeting below market cash compensation and towards setting market competitive compensation levels for our executive officers.

•
New NEOs: As further described under "Employment Agreements" the target bonus for the New NEOs was set at the time they joined our Company at a level believed to be competitive in the market where we compete for talent. In addition, the New Executive Officer Employment Agreements and/ or the 2017 Executive Bonus Plan required that each of the New Executive Officers would receive 2017 bonus payments that are pro-rated to reflect the number of days of the executive’s employment in 2017 and will be no lower than the pro-rated amount of the executive’s target bonus (such that they were guaranteed their pro-rated target bonus for 2017). Because they were not employed for the full year, which somewhat limited their influence on certain strategies that were in place before they became NEOs, our Compensation Committee believed that guaranteeing this minimum bonus amount for these NEOs was appropriate.

•
Former CFO: When the 2017 bonus targets were set, Mr. Emans had previously announced that he would not be relocating with the Company's headquarters during 2017. As such, Mr. Emans was eligible for a prorated bonus for 2017 for the time he served as our CFO. Mr. Emans' bonus target as a percent of salary did not increase from 2016.

Under the Bonus Plans, the actual bonus to be paid following the end of 2017 varies depending on the percentage of achievement of each element of the bonus plan that is applicable for each NEO for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. The range of possible bonus achievement for each component is 0% to 150% of the target.

For each participating NEO, the target bonus percentage, the financial and/or operational performance metrics used, and the weighting of each metric are set forth in the table below:

		Bonus Performance Metrics (% of total bonus calculation)(1)
Name	Target bonus percentage (% of base salary)	Blucora Revenue	Blucora Adjusted EBITDA	Segment Revenue(2)	Segment Income(2)	Other Segment Metrics (2)
John S. Clendening	200%	50%	50%	—	—	—
John D. Palmer	30%	50%	50%	—	—	—
Eric M. Emans	60%	50%	50%	—	—	—
Robert D. Oros	100%	—	20%	30%	30%	20%
Sanjay Baskaran	60%	—	20%	30%	30%	20%
Ann J. Bruder	60%	50%	50%	—	—	—

(1)
The operational and financial metrics selected by the Compensation Committee for the 2017 Executive Bonus Plan reflect the responsibilities of each NEO. For Messrs. Clendening, Emans, Palmer and Ms. Bruder, the metrics were tied to our overall Company performance, and for Messrs. Oros and Baskaran, a portion of the metrics were tied to our overall Company performance and a portion of the metrics were tied to metrics related to the businesses that they led.

(2)
"Other Metrics" includes TaxAct Paid E-Files in our Tax Preparation segment and Wealth Management segment assets under management ("AUM") net inflows. See "2017 Performance Targets vs. Actual Results" below for additional information regarding each of these metrics.

2017 Bonus Performance and Payout Scale: The actual bonus percentages are calculated using the following scale, with the maximum payout being 150% of target:

	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus)
Applies to all metrics:	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 150%
The target payment was set to be challenging and to require significant effort by our NEOs for their achievement. The threshold amount shown above is based on meeting the financial performance goals at the threshold range.

2017 Performance Targets vs. Actual Results (dollars in thousands except the number of TaxAct Paid E-files): The specific Company financial targets for 2017 for each metric used in calculating the NEO bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

Performance Goal	Target	Actual	Achievement % (1)
Blucora Revenue (2)	$264,754	$274,355	104%
Blucora Adjusted EBITDA (3)	$106,075	$105,161	100%
Wealth Management Segment Net Revenue(4)	$109,662	$113,417	104%
Wealth Management Segment Income(4)	$48,279	$53,446	111%
Wealth Management Segment AUM Net Inflows(5)	$570,000	$794,185	140%
Tax Preparation Segment Revenue(4)	$154,601	$160,938	105%
Tax Preparation Segment Income(4)	$76,856	$75,120	98%
TaxAct Paid E-files(#)(6)	2,981	2,608	88%

(1)	Per the terms of the Bonus Plans, the achievement percent is rounded up to the nearest whole percentage point.

(2)	Blucora Revenue is comprised of our Tax Preparation Segment Revenue and Wealth Management Segment Net Revenue (which is Wealth Management Segment Revenue net of advisor payout (cost of sales)).

(3)
Reflects consolidated externally reported Adjusted EBITDA, adjusted for internally developed software, bonus accruals and other non-operational items. The Compensation Committee uses Adjusted EBITDA (subject to certain adjustments) because it believes it is an important measure of our operating performance. See Annex A - Non-GAAP Reconciliation for a reconciliation of Adjusted EBITDA to Net Income and for additional information regarding this non-GAAP measure.

(4)
Reflects externally reported Income or Revenue for each of our Wealth Management segment and our Tax Preparation segment, with Income for each segment adjusted for internally developed software and bonus accruals. In addition, the Tax Preparation segment included an allocation of budgeted growth initiative investments.

(5)	Reflects new AUM inflows less outflows for our Wealth Management segment.

(6)	Reflects the number of accepted federal tax e-files made through our software and online services for which we received payment.

2017 Target Bonus and Performance Achievement: The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2017, the achievement percentage for each element of the 2017 cash incentive bonus plan, and the earned annual bonus for 2017 (in dollars and as a percent target), which is based on the payout scale set forth above.

	Target Annual Bonus (% of Base Salary)		2017 Earned Annual Bonus
Name	% of Base Salary	Target Dollar Value (1)	Actual Dollar Value Earned	Earned Bonus as a % of Target
John S. Clendening	200%	$1,100,000	$1,122,000	102.0%
John D. Palmer	30%	$56,965	$58,104	102.0%
Eric M. Emans	60%	$184,407	$188,095	102.0%
Robert D. Oros	100%	$315,413	$361,147	114.5%
Sanjay Baskaran (2)	60%	$193,326	$193,326	100.0%
Ann J. Bruder	60%	$112,770	$115,025	102.0%

(1)	The target shown for all NEOs, excluding Mr. Clendening, reflects a pro rata target bonus for 2017. The bonus payments were pro-rated to reflect the number of days of employment during 2017.

(2)
The combined Performance Target Achievement of all of Mr. Baskaran's applicable performance metrics under the 2017 Executive Bonus Plan did not meet the target level of achievement for a target bonus payout; however, per the terms of the Executive Bonus Plan and because he was a New NEO who joined the Company in 2017, Mr. Baskaran was guaranteed a minimum payment of his pro-rated target bonus for 2017.

2017 Additional Bonus Payments

Sign-on Bonuses Under Employment Agreements: As further described under "Employment Agreements," each of Mr. Baskaran and Ms. Bruder received an initial signing bonus in the amounts of $210,000 and $200,000, respectively, when they joined our Company in 2017.

Mr. Palmer's Bonus: In connection with his agreement to serve as our Principal Financial and Accounting Officer when Mr. Emans ceased serving in those roles on November 1, 2017, we agreed to pay Mr. Palmer a $50,000 bonus that was paid during 2018.

Annual Long-Term Equity Grants

General

The Company’s long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to attract highly qualified executives, promote a team environment and maintain the Company’s competitive position compared to the compensation programs of companies that are part of our peer group and other companies with whom we compete for talent. The equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.

The 2017 long-term equity incentive program consisted of the following types of grants:

•
Stock Options: Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because individuals do not realize substantial value from stock options unless our stock price significantly improves following grant. Stock options represent the right to purchase shares of our common stock. Stock options were granted at an exercise price equal to the closing price of our common stock on the relevant date of grant.

•
RSUs: RSUs provide upside incentive when the value of the Company’s stock appreciates, but also provides some protection in down markets. Because RSUs vest into shares of the Company's common stock, they serve to create stockholder-management alignment. Each RSU vests over a certain period of time as long as the employee remains employed by us, and each RSU represents the right to receive one share of our common stock upon vesting.
The volatility and the related potential for incentivizing excessive risk-taking inherent in stock options is partially offset by the relative stability of the RSU grants, which vest into shares of common stock and thus increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock.
The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Grant Practices for 2017

Mr. Clendening: The factors considered by the Compensation Committee in determining the size and mix of Mr. Clendening's equity grant for 2017 included past equity granting practices (including our past practice of having a significant portion of equity in the form of stock options), previous equity awards made to Mr. Clendening, comparative market data with reference to our peer group (see peer group discussion) and the market where we compete for talent, and the Compensation Committee’s subjective evaluation of Mr. Clendening's performance and his leadership that allowed us to successfully achieve certain financial performance and strategic goals for 2016. Mr. Clendening's 2017 annual equity grant was approved in December 2016 with a grant date of the first trading day in 2017, which was January 3, 2017.

New NEOs: The equity grants for each of the New NEOs were made at the time they joined our Company at a level believed to be competitive in the market where we compete for talent. In addition, the equity grants received by our New NEOs in 2017 were made as an inducement in order to incentivize each New NEO to join our Company, and these grants were larger than what we expect our annual equity grants to be for each New Executive Officer going forward. See "Employment Agreements" for additional information.

2017 NEO Grant Summary

The 2017 NEO equity grants are set forth in the following table:

		Share Amounts Awarded(1)		Percentage of Total Equity Award
Name:	Aggregate Grant Value of Equity Grants	RSU (#)	Options (#)	Options as a % of Total Grant	RSUs as a % of Total Grant
John S. Clendening	$3,775,000	76,779	555,372	70%	30%
John D. Palmer	$150,000	2,830	19,811	70%	30%
Eric M. Emans (2)	—	—	—	—	—
Robert S. Oros	$1,500,000	28,846	201,923	70%	30%
Sanjay Baskaran	$1,500,000	49,833	154,485	50%	50%
Ann J. Bruder	$700,000	16,129	51,612	50%	50%

(1)	These grants vest over a three-year period, with 33.33% vesting on the first anniversary of the date of grant and approximately 16.67% vesting at the end of each six-month period thereafter.

(2)
Mr. Emans did not receive an annual equity grant for 2017 because, in connection with the relocation of the Company's headquarters, he had previously announced that he would not be relocating with the Company at the time the 2017 annual equity grants were made.

See “Grants of Plan-Based Awards in 2017” under “Compensation of Named Executive Officers” below for further information regarding the equity grants made to NEOs in 2017.

Employment Agreements
Executive Employment Agreements; Severance Payments
The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of its executive officers (which includes all of the NEOs, excluding Mr. Palmer who serves as our Principal Accounting Officer but is not an executive officer). We believe that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include an initial base salary, a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan and an equity grant upon hire. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. See "Potential Payments upon Termination or Change in Control" for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.
CEO: When Mr. Clendening joined our Company in April 2016, we entered into an employment agreement with him that was set to expire April 3, 2019. On September 5, 2017, we amended Mr. Clendening's employment agreement so that it will continue in effect until April 3, 2021 and will automatically renew for successive one-year terms thereafter. Mr. Clendening's employment agreement provides that he is entitled to, among other things: (i) an annual base salary of not less than $500,000; (ii) a target bonus of at least 100% of base salary; (iii) an initial grant of equity that he received when he joined our Company in 2016 and he will be eligible to receive additional annual equity grants; (iv) reimbursement for relocation and other related expenses up to a maximum of $135,000; and (vii) reasonable attorneys’ fees and expenses related to the negotiation and preparation of the employment agreement up to a maximum of $30,000. Mr. Clendening's employment agreement also provides for certain severance payments and other benefits.
See "Potential Payments upon Termination or Change in Control" for additional information regarding the severance payments Mr. Clendening is eligible to receive under his employment agreement.
New Executive Officer Employment Agreements: When each of our New Executive Officers joined our Company in 2017, we entered into the New Executive Officer Employment Agreements that provided for the following compensation packages that were set at a level that the Compensation Committee believed to be competitive in the market where we compete for talent:

Name	Annual Base	Annual Bonus Target as a % of Base(1)	Initial Equity Grant Amount (2)	Signing Bonus	Relocation/ Commuting Assistance (3)	Total
Robert D. Oros (4)	$375,000	100%	$1,500,000	$—	$525,000	$2,410,001
Sanjay Baskaran	$350,000	60%	$1,500,000	$210,000	$150,000	$2,210,001
Ann J. Bruder	$350,000	60%	$700,000	$200,000	$150,000	$1,400,001

(1) The New Executive Employment Agreements state that the 2017 bonus payments are to be pro-rated to reflect the number of days of the executive’s employment in 2017 and will be no lower than the pro-rated amount of the executive’s target bonus.
(2) Mr. Oros' initial equity grant was comprised of 70% options and 30% RSUs, and Mr. Baskaran and Ms. Bruder's initial equity grants were comprised of 50% options and 50% RSUs.
(3) Reflects the maximum amount to be paid by us (which may be grossed-up for taxes) for relocation-related expenses for the executive.
(4) In addition Mr. Oros may be reimbursed up to $10,000 for any legal expenses incurred as a result of his employment with us.
Determination of Compensation for Each New Executive Officer: When determining the compensation of each of our New Executive Officers in 2017, our Compensation Committee consulted with our independent compensation consultant at the time, which was Compensia, to provide an analysis of each executive officer's proposed compensation package. Compensia provided peer group comparison data (based on the peer group discussed under "Role of Compensation Consultant ") for each of the New Executive Officers with respect to salary, annual cash incentive bonus and equity grants. Our Compensation Committee considered the information provided by Compensia along with other information, such as publicly-available compensation information from the companies with whom we compete for talent, prior compensation of the executive being hired, experience, the type of business or function for which each New Executive Officer would be responsible and internal pay parity. In order to attract and hire the New Executive Officers in 2017, we had to provide market competitive compensation packages in the new market and industry where we compete for talent and did not establish them to fall within our historical cash and equity compensation guidelines described above. We also did not establish New Executive Officer compensation to fall within a certain percentile of our peer group for 2017. In addition, the equity grants received by our New NEOs in 2017 were made as an inducement in order to incentivize each New NEO to join our Company, and these grants were larger than what we expect our annual equity grants to be going forward. See "2018 Compensation Changes" for additional information regarding the evolution of our executive compensation program and the changes made for 2018 executive compensation.
See "Potential Payments upon Termination or Change in Control" for information regarding the severance payments these New Executive Officers are eligible to receive under the New Executive Employment Agreements.
Mr. Palmer: Because Mr. Palmer is not an executive officer, we have not entered into an employment agreement with him and he is eligible for severance under our severance plan that covers all employees other than executive officers. Mr. Palmer's compensation package was set at a level believed to be competitive for his position. See "Potential Payments upon Termination or Change in Control" for additional information.
Mr. Emans: Mr. Emans entered into a Consulting Agreement (the "Emans Consulting Agreement") with the Company when he ceased serving as our Chief Financial Officer on November 1, 2017. Pursuant to the Emans Consulting Agreement, Mr. Emans agreed to provide transition consulting services to the Company through February 28, 2018. In consideration for such services, the Company agreed to pay Mr. Emans $50,500 per month, or $202,000, and a final lump-sum of $550,000 on or after March 1, 2018. In addition, the Emans Consulting Agreement extended the option exercise period for all outstanding vested stock options to the earlier of the option expiration date or June 30, 2019. See "Potential Payments upon Termination or Change in Control" for additional information regarding the payments Mr. Emans received under his employment agreement with us when he left the Company on November 1, 2017.

2018 Compensation Changes
Changes to Compensation Philosophy and Executive Compensation Practices

•
Recent Changes to our Business and Company: Our Company and our business have undergone significant changes since late 2015, and as a result of this transition, which includes the changes noted below, our Compensation Committee began evolving our executive compensation practices during 2017 to ensure that we are able to attract and retain executive talent in the new markets and industries where we now compete for talent:

◦
Strategic Transformation: Our Strategic Transformation, which was announced in October 2015, has transformed us from a Washington-based company that operated a portfolio of internet businesses to a Dallas, Texas-based technology-enabled financial solutions company through which we offer wealth management and tax preparation products and services through HD Vest and TaxAct, respectively.

◦
New Executive Officers: As a result of our Strategic Transformation and the relocation of our headquarters, we have recently hired a new executive team, which includes the New Executive Officers who were all hired in 2017.

◦
New Board Members: We have four new Board members who began serving in 2017. Our new Board members, two of whom currently serve as members of our Compensation Committee (including our Compensation Committee Chair), have brought new ideas and a fresh perspective to our executive compensation program. See "Information Regarding the Board of Directors" for additional information regarding our new Board members.

•
Changing Philosophy and Practices During 2017: We believe our historical cash and equity compensation philosophy of setting total cash compensation below market with above market equity compensation and a significant portion of equity granted in the form of options was appropriate when we were seeking talent in the Washington internet-based market. However, in connection with our transition to a Dallas-based technology-enabled financial solutions company, we began evolving our philosophy and practices during 2017 when hiring the New Executive Officers. In connection with this evolution we began to focus more on having an attractive market-based compensation program in our new market and industry so that we could attract top caliber executive talent in the financial and technology industries.

•
Change in Compensation Consultants: In July 2017, our Compensation Committee engaged a new independent compensation consultant to assist in reviewing our executive officer compensation philosophy and practices in light of our new business strategy and in the new market and industry in which we now operate.

•
New Philosophy: The philosophy underlying our executive compensation plans is to provide an attractive and market-based compensation program tied to performance and aligned with the interest of stockholders. We believe our executive compensation program should have the following elements and adhere to the following principles:

◦	Competitive: Enable us to attract, motivate and retain high caliber executive officers who will maximize the potential of the business over time.

◦	Aligned: Clear alignment of executive compensation to the short-term and long-term financial outcomes and value-drivers of the business.

◦	Balanced: Foster sustained growth and alignment through a balanced approach to compensation design.

◦	Sound: Encourage achievement of our strategy and goals through policies and structure that reinforce desired behaviors that are in line with our purpose, vision, ethics and values.

•
New Peers: Our new compensation consultants reviewed our peer group and determined that, in light of our Strategic Transformation and the market and industry in which we now operate, our peer group should be updated. See "2018 Peers for Benchmarking" below for additional information regarding our new peer group that was used for 2018 compensation decisions.

•
2018 Executive Compensation: After we established a new peer group, our Compensation Committee approved changes to our executive compensation program for 2018 that it believes allows us to be competitive with our peer group and with the companies with whom we compete for talent and to reflect market expectations for at-risk compensation so that we are able to retain our New Executive Officers and attract additional executive officers when necessary (including our Chief Financial Officer who was hired in early 2018). In addition, these changes also allowed for an internal calibration of executive compensation, as each of the New Executive Officers hired in 2017 came from different industries with different expectations of compensation. We believe that the executive compensation changes that were made for 2018 will assist us in achieving our strategy of operating as "One Company" and will help us to be competitive with our peers and in the market and industry where we compete for talent while also focusing on internal pay parity.

•
2018 Compensation Mix: The 2018 compensation mix is comprised of the following, with a significant portion continuing to be performance-based and be "at-risk" (the CEO continues to have 90% of his compensation "at-risk" for 2018):

◦
Base: In 2018, our base salaries increased as a result of our review of the peer group and of the market and industries where we compete for talent. For example, our CEO's base salary increased approximately 9% to $600,000.

◦
Bonus: In 2018, we continued to tie a substantial portion of the executive officer's compensation to the Company's short-term bonus plan, which is tied to the achievement of our operational and financial goals as well as specific individual goals and assists in retaining, attracting, and motivating employees in the near-term. Similar to 2017, the operational and financial metrics selected by the Compensation Committee for the 2018 annual bonus plan reflect the responsibilities of each NEO, such that they are tied to our overall Company performance or certain metrics related to the different businesses that the executive oversees or is involved. Our 2018 annual bonus plan metrics are also tied to certain human resources foundation metrics and balanced scorecard metrics, which we believe will help us move toward an increased focus on operational objectives that are key to our growth strategy and also moves toward operating as "One Company." The CEO's target bonus as a percentage of his base salary did not increase in 2018 from 2017, which continues to keep a significant portion of his cash compensation performance-based.

◦
Equity: The most significant change to our executive compensation program for 2018 was with respect to the type and mix of equity granted to our executive officers. For 2018, we shifted from our equity grants being comprised of options and RSUs to the following mix of equity:

▪	25% performance-based RSUs that are eligible to vest on January 1, 2021, subject to the Company achieving a certain level of non-GAAP earnings per share during 2020;

▪	25% stock options that vest equally each year over a three-year period; and

▪	50% time-based RSUs that vest equally each year over a three-year period.
This transition in equity mix was made in order for our executive compensation to be competitive with peers and to reflect market expectations for "at-risk" and performance-based compensation. We have de-emphasized options, which have a value based on the market, and have moved toward performance-based RSUs, which are based on Company performance metrics that the Compensation Committee believes are in line with our long-term strategy and better align management with long-term stockholder value. In connection with this transition, it is the Compensation Committee's long-term goal to continue to evolve to a higher mix of performance-based RSUs and to transition away from the use of stock options, which we believe is competitive with our peers and in line with our compensation philosophy.

•
Adoption of Executive Stock Ownership Guidelines: In February 2018, the Board adopted stock ownership guidelines that are applicable to all of our executive officers effective as of January 1, 2018. These guidelines require that our executive officers acquire and hold shares of our common stock equal in market value to the multiple of each of their base salaries as follows: 5X for CEO and 3X for all other NEOs.

2018 Peers for Benchmarking
In late 2017, the Compensation Committee, with the assistance of Meridian, reviewed the Company's peer group and determined that, in light of our Strategic Transformation, our peer group should be updated for 2018 executive compensation decisions. The peer group recommended by Meridian and approved by the Compensation Committee for 2018 consisted of the following 17 companies, which are in the asset management and custody banks, investment banking and brokerage and internet software and services industries, with a similar revenue range and market cap.

AllianceBernstein Holding L.P.	Eaton Vance Corp.	Interactive Brokers Group, Inc.	NIC Inc.
Artisan Partners Asset Management Inc.	Envestnet, Inc.	Investment Technology Group, Inc.	Oppenheimer Holdings Inc.
Benefitfocus, Inc.	Federated Investors, Inc.	j2 Global, Inc.	Virtus Investment Partners, Inc.
Cowen Inc.	Financial Engines, Inc.	Ladenburg Thalmann Financial Services Inc.	Waddell & Reed Financial, Inc.
WisdomTree Investments, Inc.

Compensation Policies and Practices
In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests.
Clawback Policy
Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by the Board of Directors in its sole discretion. The right to recoupment set forth in the policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The policy is administered by the Compensation Committee. In addition, our 2015 Plan and our proposed 2018 Plan include provisions that allow us to clawback awards in accordance with this policy.
Prohibition Against Short Selling, Hedging, or Pledging of Company Securities
Our Insider Trading Policy prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.
Perquisites and Personal Benefits
We have historically maintained a conservative approach to providing perquisites and personal benefits to executive officers. The limited perquisites and personal benefits offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites and personal benefits offered to executives are generally offered to all employees. Our perquisites and personal benefits include 401(k) employer’s match, our contribution to the executive's health savings account, mobile communications reimbursement, a health club subsidy, and life insurance premiums. In addition, Messrs. Clendening, Oros and Baskaran and Ms. Bruder, pursuant to their employment agreements, also received reimbursement of their relocation expenses during 2017. A description and the attributed costs of these perquisites and personal benefits for the NEOs for 2017 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.
Executive Officer Stock Ownership Guidelines
In February 2018, the Board adopted stock ownership guidelines that are applicable to all of our executive officers effective as of January 1, 2018. These stock ownership guidelines reflect the Board's belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, the executive officers are expected to acquire and hold shares of our common stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x
All executive officers, excluding the CEO, have five years from the date that the guidelines were adopted to attain the minimum level of ownership. In 2017, the Board adopted guidelines applicable to the CEO that had the same ownership requirement shown above, and the CEO had met his ownership requirement at the time the Executive Officer Stock Ownership Guidelines were adopted.
As of December 31, 2017, all of our NEOs were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the designated five-year time-frame.
Limits on Deductibility of Compensation
Prior to the adoption of the Tax Cuts and Jobs Act, Section 162(m) of the IRC limited our deductibility of compensation paid to our CEO and each of the next 3 most highly compensated executive officers (excluding the Chief Financial Officer) in excess of $1,000,000, but excluded “performance-based compensation” from this limit. However, under the Tax Cuts and Jobs Act, effective for taxable years beginning after December 31, 2017, the exemption for “performance-based compensation” has been repealed, such that compensation paid to our covered executive officers (including our Chief Financial Officer) will no longer be deductible to the extent it exceeds $1,000,000, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The 2017 stock options were designed to qualify as “performance-based compensation” for purposes of IRC Section 162(m), but because of the uncertainties relating to the transition relief, no assurances can be given as to whether such awards will qualify as “performance-based compensation” exempt from the $1,000,000 deductibility limit.

Risk Considerations in Our Compensation Programs
The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking, and following assessment of our compensation program we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•
We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•
For short-term performance, our annual Bonus Plans are intended to provide annual cash payments that are awarded based on achievement of earnings goals that are based on the operational and financial metrics applicable to each executive officer and are established by the Compensation Committee. In addition, the 2017 maximum bonus award opportunity for NEOs was subject to a cap of 150% of their target awards.

•
For long-term performance, our 2017 equity grants were comprised of stock options and RSUs that vest over a three-year period. We believe these equity grants provide incentive for executives and other employees who receive these grants to focus on long-term fundamentals and create long-term stockholder value. In addition, as discussed under "2018 Compensation Changes," in 2018 we granted performance-based RSUs that are eligible to vest on January 1, 2021, subject to the Company achieving a certain level of non-GAAP earnings per share during 2020. We believe these grants added an additional performance-based component that requires the long-term growth of our Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in EPS.

•
We have a Clawback Policy that allows us to recoup certain compensation and awards paid to our Named Executive Officers in certain circumstances in the event that there is a material restatement of our financial results.

•	Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.

•
We have stock ownership guidelines that require stock ownership that is 5X the annual base salary for our CEO, 3X the annual base salaries for our other executive officers and 4X the annual retainer for our directors.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee
H. McIntyre Gardner
Georganne C. Proctor
Mary Zappone

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table and footnotes discuss the compensation of our NEOs for 2017 and prior years, where applicable. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the 2017 compensation with respect to each NEO.

Name and principal position	Year		Salary (1)	Bonus (2)	Stock awards (3)(4)	Option awards (3)(4)	Non-equity incentive plan compensation (5)	All other compensation (6)	Total
John S. Clendening	2017		$549,039		$1,132,490	$2,615,802	$1,122,000	$22,635	$5,441,966
President and CEO	2016		$375,000	$381,695	$2,490,000	$1,404,101		$152,659	$4,803,455

John D. Palmer	2017		$186,154		$44,997	$100,244	58,104	$8,995	$398,494
Principal Financial and Accounting Officer

Eric M. Emans	2017		$315,261				$188,095	$732,588	$1,235,944
Former CFO	2016	(3)	$358,800		$724,166	$1,419,739	$221,954	$13,000	$2,737,659
	2015		$350,000		$247,494	$604,915	$131,670	$13,009	$1,347,088
Robert D. Oros	2017		$308,654		$449,998	$1,001,538	$361,147	$123,273	$2,244,610
Chief Executive Officer of HD Vest

Sanjay Baskaran	2017		$316,346	$193,326	$749,987	$741,528		$323,409	$2,324,596
President of TaxAct

Ann J. Bruder	2017		$181,731		$349,999	$350,962	$115,025	$362,692	$1,360,409
Chief Legal Officer and Secretary

(1)	Each NEO, except Mr. Clendening, received a prorated base salary in 2017. The New NEOs joined the Company during 2017, and Mr. Emans ceased serving as our CFO on November 1, 2017.

(2)
Mr. Baskaran's bonus consists of a pro-rated target bonus amount, which was guaranteed to be paid to Mr. Baskaran under the Executive Bonus Plan. The combined Performance Target Achievement of all of Mr. Baskaran's applicable performance metrics under the Executive Bonus Plan did not meet the target level of achievement for a target bonus payout; however, per the terms of the Executive Bonus Plan and because he was a New NEO who joined the Company in 2017, Mr. Baskaran was guaranteed a minimum payment of his pro-rated target bonus for 2017. See "Annual Short-Term Incentive/Bonus Payments" for additional information.

(3)
The dollar amount for stock (which consists of RSUs) and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the NEO. Assumptions used in the valuation of stock and option awards granted in 2017 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)
The Stock Awards and Option Awards column for the year ended December 31, 2016 for Mr. Emans has been updated from the information presented in the Company's 2017 proxy statement to include the incremental fair value associated with the modification of Mr. Emans' awards on January 22, 2016 and October 25, 2016 when his then-current employment agreement was amended. The value shown includes both the aggregate grant date fair value for the awards granted in 2016 and the incremental fair value associated with the modified awards. The incremental fair value shown in the Stock Award column is $179,176 and the incremental fair value shown in the Option Awards column is $433,215.

(5)
Includes amounts earned under the Bonus Plans for 2017 and paid in 2018. While Mr. Oros and Ms. Bruder were guaranteed a minimum payment of their pro-rata target bonus pursuant to each of their employment agreements, the actual amounts earned under the Executive Bonus Plan exceeded the target, and the amounts included reflect the achievement of the applicable performance metrics under the Executive Bonus Plan.

(6)	All other compensation in 2017 consists of the following:

Name	401(k) Match (a)	HSA (a)	Life Insurance Premiums (a)	Fitness Subsidy (a)	Mobile Subsidy (a)	Signing Bonus (b)	Relocation (c)	Severance (d)	Consulting Fees (e)	Total
John S. Clendening	$10,800		$288	$360	$1,800		$9,387			$22,635
John D. Palmer	$7,455		$240	$300	$1,000					$8,995
Eric M. Emans	$10,800		$240	$300	$1,650			$618,568	$101,000	$732,588
Robert D. Oros	$10,800	$1,100	$160				$111,213			$123,273
Sanjay Baskaran	$10,799	$1,166	$170	$330	$1,575	$210,000	$99,369			$323,409
Ann J. Bruder	$10,800		$155		$900	$200,000	$150,837			$362,692
(a) Reflects perquisites and personal benefits that are primarily non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, Health Savings Account Employer contribution ("HSA"), mobile communications reimbursement, health club subsidy, and life insurance premiums.

(b) Pursuant to their employment agreements, each of Mr. Baskaran and Ms. Bruder received the signing bonus shown above when they joined the Company.

(c) Pursuant to their employment agreements, each of Messrs. Clendening, Oros and Baskaran and Ms. Bruder received reimbursement of their relocation expenses during 2017 in the amounts shown above, which included $1,033 and $41,308 paid to Mr. Baskaran and Ms. Bruder, respectively to cover the cost of tax withholding related to such payments.

(d) Mr. Emans decided not to relocate when the Company moved its headquarters from Bellevue, Washington to Irving, Texas during 2017, and his termination triggered the following payments pursuant to his employment agreement that was entered January 6, 2015 and amended on October 25, 2016: (i) a severance payment in the aggregate amount of $618,568, which is comprised of one times his base salary and his annual target bonus ($588,432); (ii) a lump sum equal to 12 months of COBRA insurance premiums ($30,136); and (iii) the immediate vesting of all equity awards granted prior to October 25, 2016 and an extended exercise period with respect to his stock options to the earlier of the option expiration date or June 30, 2019. The value of the accelerated equity awards is reflected in the "2017 Option Exercises and Stock Vested" table.

(e) Reflects payments made to Mr. Emans during 2017 pursuant to the Emans Consulting Agreement. See "Executive Employment Agreements; Severance Payments—Mr. Emans" for additional information regarding the Emans Consulting Agreement.

2017 Grants of Plan-Based Awards
The following table and footnotes provide information about awards granted to our NEO's in 2017, including non-equity incentive plan awards and equity plan awards that were granted under our 2015 Plan. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis—2017 Compensation Decisions” for a detailed description and narrative discussion of these grants.

Name	Grant date	Compensation/Option Committee Approval Date (if different from Grant Date)	Estimated possible payouts under non-equity incentive plan awards (1)			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price per share of option awards	Grant date fair value of stock and option awards (2)
			Threshold	Target	Maximum
John S. Clendening			$550,000	$1,100,000	$1,650,000				$—
	1/3/2017	12/8/16				76,779			$1,132,490
	1/3/2017	12/8/16					555,372	$14.75	$2,615,802
John D. Palmer			$28,482	$56,965	$85,447
	2/20/2017	2/20/17				2,830			$44,997
	2/20/2017	2/20/17					19,811	$15.90	$100,244
Eric M. Emans (3)			$92,204	$184,407	$276,611
Robert D. Oros				$315,413	$473,119
	2/28/2017	12/8/16				28,846			$449,998
	2/28/2017	12/8/16					201,923	$15.60	$1,001,538
Sanjay Baskaran				$193,326	$289,989
	1/30/2017	1/2/17				49,833			$749,987
	1/30/2017	1/2/17					154,485	$15.05	$741,528
Ann J. Bruder				$112,770	$169,155
	6/19/2017	5/31/17				16,129			$349,999
	6/19/2017	5/31/17					51,612	$21.70	$350,962

(1)
Represents the range of possible cash payouts under the 2017 Bonus Plans, with the target amount reflecting a pro-rated target cash bonus for each NEO, excluding Mr. Clendening. Actual amounts earned, as determined by the Compensation Committee in the first quarter of 2018, are reflected in the 2017 Summary Compensation Table under Bonus for Mr. Baskaran and Non-Equity Incentive Plan Compensation for all other NEOs. Because Messrs. Oros, Baskaran and Ms. Bruder were guaranteed payment of their 2017 prorated annual target bonus, the minimum payment they could have received for 2017 is the target amount shown.  See “Compensation Decisions Made in 2017—2017 Annual Bonus" for additional information.

(2)
The dollar amount for stock (which consists of RSUs) and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the NEO. Assumptions used in the valuation of stock and option awards granted in 2017 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2017.  See “Compensation Decisions Made in 2017—Annual Long-Term Equity Grants" for additional information.

(3)
Mr. Emans did not receive an annual equity grant for 2017 because, in connection with the relocation of the Company's headquarters, he had previously announced that he would not be relocating with the Company at the time the 2017 annual equity grants were made.

Outstanding Equity Awards at Fiscal Year End
The following table and footnotes provide information regarding unexercised options (including vested and unvested options) and unvested RSUs outstanding as of December 31, 2017 for each of the NEOs:

			Options Awards (1)				Stock Awards (1)
			Number of securities underlying unexercised options		Option exercise price/share	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)
Name	Grant date		Exercisable	Not exercisable
John S. Clendening	4/4/2016	(3)	358,333	425,000	$4.98	4/4/2023	—	—
	4/4/2016		—	—	—	—	212,500	$4,696,250
	1/3/2017		—	555,372	$14.75	1/3/2024	—	$—
	1/3/2017		—	—	$—	—	76,779	$1,696,816
John D. Palmer	2/20/2017		—	19,811	$15.90	2/20/2024	—	—
	2/20/2017			—			2,830	62,543
Eric M. Emans	1/2/2014		73,727	—	$28.73	6/30/2019	—	—
Robert D. Oros	2/28/2017		—	201,923	$15.60	2/28/2024	—	—
	2/28/2017		—	—	—	—	28,846	$637,497
Sanjay Baskaran	1/30/2017		—	154,485	$15.05	1/30/2024	—	—
	1/30/2017		—	—	—	—	49,833	1,101,309
Ann J. Bruder	6/19/2017		—	51,612	$21.70	6/19/2024	—	—
	6/19/2017		—	—	—	—	16,129	356,451

(1)
Unvested stock (which consists of RSUs) and option awards vest over a three-year period, with 33.33% vesting on the first anniversary of the date of grant and approximately 16.67% vesting at the end of each six-month period thereafter, except as described below.

(2)	The market value of unvested RSUs is based on the closing price of our common stock on December 29, 2017, which was the last trading day of 2017, of $22.10 per share.

(3)
15% of Mr. Clendening's option award vested on April 4, 2016, 33.33% vested on April 4, 2017 and 16.67% vested on October 4, 2017. Approximately 16.67% will vest at the end of each six-month period following October 4, 2017, such that the option will be fully vested on April 4, 2019.

2017 Option Exercises and Stock Vested
The following table and footnotes describe, for each of our NEOs, the number of shares acquired upon exercise of stock options and vesting of RSUs during 2017, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of RSUs is before the withholding of any taxes.

	Option Awards			Stock Awards
Name	Number of shares acquired on exercise		Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
John S. Clendening	216,667	(3)	3,341,005	212,500	$4,271,256
John D. Palmer	—		—	—	—
Eric M. Emans (4)	760,271	(5)	$7,503,244	63,133	$1,291,641
Robert D. Oros	—		—
Sanjay Baskaran	—		—	—	—
Ann J. Bruder	—		—	—	—

(1)
The value realized on exercise was calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the market price of the Company’s common stock per share upon exercise and the exercise price per share.

(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

(3)	Options were exercised through a net exercise with the Company.

(4)
Includes 171,048 options and 20,762 RSUs that vested on November 1, 2017 when Mr. Emans terminated his employment with us. Based on our closing stock price on November 1, 2017 (the day of acceleration) of $21.05, the value of the equity that vested on that date was $2,272,890.

(5)	A portion of the options were exercised through a net exercise with the Company, and a portion were exercised through a cashless exercise.
Pension Benefits; Non-Qualified Defined Contribution;
and Other Non-Qualified Deferred Compensation Plans
We do not provide any pension benefits, non-qualified defined contribution or other deferred compensation plans for our NEOs.

Potential Payments upon Termination or Change in Control
Potential Payments
The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs, excluding Mr. Emans (who was no longer employed by us on the date of the table shown below), or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability. Additional information regarding the severance and other benefits to which our NEOs are entitled under each of their employment agreements, if applicable, is set forth under "Compensation Discussion and Analysis—Employment Agreements."
The table below reflects the following assumptions:

•	the termination date was December 31, 2017;

•
each of the executive officer's employment agreements or the Company's severance plan in the case of Mr. Palmer would be followed in the case of a termination or termination following a change-in-control;

•	the closing price for our stock on December 29, 2017, which was the last trading day of 2017, was $22.10 (as reported on the NASDAQ);

•	each NEO set forth below had received all of his or her base salary earned during 2017;

•
each NEO set forth below was entitled to, but had not yet been paid, the 2017 annual bonus plan payment that they received in February 2017 (because the assumed termination date is December 31, 2017); and

•
any change of control payment would only be made if there was a “double-trigger,” which means that two events must occur for payments to be made (i.e., a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event, as further described below).

Executive	Termination By Executive (Without Cause)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination (1)	Change of Control or Corporate Transaction Termination Without Cause/Good Reason	Disability (2)	Death (3)
John S. Clendening
Severance (4)		$2,475,000	$3,300,000	$275,000	$275,000
Short-Term Incentive (5)	$1,122,000	$1,122,000	$1,122,000
Health Benefits (6)		$33,076	$33,076
Accelerated Vesting of Stock Options (7)		$—	$11,357,984
Accelerated Vesting of Stock Awards (7)		$—	$6,393,066
Total	$1,122,000	$3,630,076	$22,206,126	$275,000	$275,000
John D. Palmer
Severance		$110,000
Short-Term Incentive
Health Benefits
Accelerated Vesting of Stock Options (7)			$122,828
Accelerated Vesting of Stock Awards (7)			$62,543
Total	$—	$110,000	$185,371	$—	$—
Robert D. Oros
Severance (4)		$375,000	$750,000	$187,500	$93,750
Short-Term Incentive (5)	$361,147	$361,147	$361,147
Health Benefits (6)		$21,593	$21,593
Accelerated Vesting of Stock Options (7)		$—	$1,312,500
Accelerated Vesting of Stock Awards (7)		$—	$637,497
Total	$361,147	$757,740	$3,082,737	$187,500	$93,750
Sanjay Baskaran
Severance (4)		$350,000	$560,000	$175,000	$87,500
Short-Term Incentive (5)	$193,326	$193,326	$193,326
Health Benefits (6)		$15,395	$15,395
Accelerated Vesting of Stock Options (7)		$—	$1,089,119
Accelerated Vesting of Stock Awards (7)		$—	$1,101,309
Total	$193,326	$558,721	$2,959,149	$175,000	$87,500
Ann J. Bruder
Severance (4)		$350,000	$560,000	$175,000	$87,500
Short-Term Incentive (5)	$115,025	$115,025	$115,025
Health Benefits (6)		$15,417	$15,417
Accelerated Vesting of Stock Options (7)		$—	$20,645
Accelerated Vesting of Stock Awards (7)		$—	$356,451
Total	$115,025	$480,442	$1,067,538	$175,000	$87,500

(1)
Because Mr. Palmer does not have an employment agreement, his termination payment information shown in this column would be as a result of a reduction in force or job elimination under our Severance Plan.

(2)
Pursuant to the terms of each of their employment agreements, each of the NEOs, excluding Mr. Palmer, would be entitled to receive six months of base pay. Mr. Palmer does not have an employment agreement.

(3)
Pursuant to the terms of each of their employment agreements, Mr. Clendening would be entitled to receive six months of base pay and the other NEOs, excluding Mr. Palmer, would be entitled to receive three months of base pay.

(4)	Amounts reported represent the severance amount payable to each NEO described in detail below.

(5)	Reflects the actual bonus earned for 2017 under the Bonus Plans. As of December 31, 2017, this amount had been earned but not yet paid.

(6)	Amounts reported are based on the estimated COBRA costs for 18 months for Mr. Clendening and 12 months for Messrs. Oros and Baskaran and Ms. Bruder.

(7)
Each of the NEOs, excluding Mr. Palmer, would receive accelerated vesting of their outstanding equity awards pursuant to the terms of their employment agreements, which are described below. Mr. Palmer's accelerated vesting would be in accordance with our 2015 Plan.

Mr. Emans: Mr. Emans is not included in the table above because his employment terminated with us on November 1, 2017 (and the information above is as of December 31, 2017). Mr. Emans decided not to relocate when the Company moved its headquarters from Bellevue, Washington to Irving, Texas during 2017, and his termination triggered the following pursuant to his employment agreement that was entered January 6, 2015 and amended on October 25, 2016:

•	a severance payment in the aggregate amount of $618,568, which is comprised of:

◦	one times his base salary and one times his annual target bonus ($588,432);

◦	a lump sum equal to 12 months of COBRA insurance premiums ($30,136); and

•
the immediate vesting of all equity awards granted prior to October 25, 2016 and an extended exercise period with respect to his stock options to the earlier of the option expiration date or June 30, 2019. See "2017 Option Exercises and Stock Vested" for additional information regarding the equity that was accelerated.

Mr. Emans also received a pro-rated bonus payment under our 2017 Executive Bonus Plan in the amount of $188,095, which was paid in 2018 following the determination of the achievement of the applicable performance metrics for 2017.
Employment Agreements
The Company has entered into employment agreements with each of its NEOs (except Mr. Palmer) that include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.
Termination without Cause and Constructive Termination or Resignation for Good Reason:  Under the employment agreements in place on December 31, 2017, all of the New Executive Officers receive similar benefits if they are terminated by us without cause or there is a constructive termination, including the following:

•	The New Executive Officers are entitled to:

◦	severance benefits of a one-time lump sum payment equal to one times his or her then-current annual salary; and

◦	a lump sum payment equal to 12 months of COBRA insurance benefits.

•	Mr. Clendening would receive:

◦	severance benefits of a one-time lump sum payment equal to 1.5 times his then-current salary and 1.5 times his target bonus amount; and

◦	a lump sum payment equal to 18 months of COBRA insurance benefits.
In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s Code of Ethics and Conduct or other written policy, failure to perform job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” and "good reason" generally mean a material reduction in duties, authority, responsibility, base salary or a requirement to relocate more than 25 miles from Irving,

Texas. Under Mr. Clendening's Employment Agreement, "constructive termination" and "good reason" means, in addition to the foregoing, a material reduction in a reporting relationship or a material reduction in bonus.
Change of Control: A fundamental feature of the change of control provisions in the NEO employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (i.e., a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions do not contain a Section 280G tax gross-up. The Compensation Committee believes that the foregoing change of control provisions are in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. In addition, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefit arrangements upon a change of control that are competitive with those of other companies.
Under the employment agreements in place as of December 31, 2017, all of the executive officers, receive similar benefits if they are terminated within 12 months following or during the two-month period prior to a change of control of the Company, including the following:

•	The New Executive Officers would each receive:

◦	severance benefits of a one-time lump sum payment equal to one times each of their base salary and one times each of their one times each of their target bonus amount; and

◦	12 months of COBRA premiums.

•	Mr. Clendening would receive:

◦	severance benefits of a one-time lump sum payment equal to two times his base salary and two times his target bonus amount; and

◦	18 months of COBRA premiums.

•
Each NEO, excluding Mr. Palmer, would also receive full acceleration of all unvested time-based equity awards (and performance-based equity awards for Mr. Clendening) and an extended post-termination exercise period for the executive's options of 24 months for Mr. Clendening and 12 months for the other NEOs.

"Change of control" is defined in the employment agreements as any of the following: (i) acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office, or a director appointed by directors so nominated).
Severance Plan: If Mr. Palmer is terminated as a result of a reduction in force or an elimination of his position, he would be entitled, as long as he signs a release, to severance benefits under our Severance Plan, which is available to all employees generally (excluding employees, such as our NEOs, who have employment agreements with us). In the case of such severance, Mr. Palmer would be entitled to a minimum lump sum payment equal to 26 weeks of his base salary.
Death:  Under the employment agreements in place as of December 31, 2017 for the New Executive Officers, death entitles the New Executive Officers' beneficiary to receive a lump sum payment equal to three months’ base salary. Under Mr. Clendening's employment agreement, his beneficiary would receive a lump sum payment equal to six months' base salary.
Disability:  Under the employment agreements in place as of December 31, 2017, for all NEOs other than Mr. Palmer, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one-year period) entitles the NEO to receive a lump sum payment equal to six months' base salary.
Equity Plan: Because Mr. Palmer does not have an employment agreement that would determine the treatment of his equity upon a change of control, his outstanding equity awards would receive the treatment described below under a change of control or company transaction. In addition, any performance-based equity granted under the 2015 incentive plan (which includes performance-based RSUs granted to the Company's executive officers at the beginning of 2018) held by each of the New NEOs, excluding Mr. Clendening, would be governed by the terms of the 2015 Plan set forth below under a change of control. (Excluding Mr. Clendening, the employment agreements for the New Executive Officers did not address treatment of performance-based equity.)
Under the 2015 Plan, unless the Compensation Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control:

•
If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for, or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•
If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of change of Control and Company Transaction under the 2015 Plan.    Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

•
an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•
a change in the composition of the Board during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•
consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

2017 EXECUTIVE PAY RATIO

Pay Ratio

In compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John Clendening, our President and CEO. For 2017, our last completed fiscal year: (i) the median of the annual total compensation of all employees of the company (other than the CEO) was $77,057; and (ii) the annual total compensation of our CEO, as reported in the “Summary Compensation Table,” was $5,441,966. Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 72 to 1.

Methodology

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used are described below.

We selected the first business day of October 2017, which was October 2, 2017, as the date upon which we would identify the “median employee.” This date was chosen to allow sufficient time to identify the median employee. We included all employees working on a full-time, part-time or interim basis. Our non-U.S. employees account for less than 5% of our employees and were excluded. In order to identify the “median employee," we utilized total cash compensation and equity compensation of our employees. The cash compensation was annualized for employees who were hired during 2017 and was comprised of base salary and (i) actual bonuses paid to employees hired before 2017 and (ii) the greater of target bonus or actual bonus paid for employees who were hired in 2017 (because the actual bonus paid was prorated and would not be representative of full year bonus amounts). We did not make any cost-of-living adjustments. We identified our “median employee” using a standard median formula based on the compensation measure, which was consistently applied to all of our employees included in this calculation. Once we identified our "median employee," total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table.

BENEFICIAL OWNERSHIP
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2017.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 9, 2018, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock; (ii) each of our directors and Director Nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors is based on their most recent filings with the SEC (as described in the footnotes to this table) and has not been independently verified by us. The number of shares outstanding as of April 9, 2018 was 46,912,609 shares.
Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us, that each beneficial owner has sole voting and investment power with respect to the shares listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Blucora, Inc. 6333 North State Highway 161, Irving, Texas 75038.

	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		April 9, 2018		Shares Beneficially Owned (1)
Principal Stockholders, Directors, Nominees for Director and Named Executive Officers		Options	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc.	5,826,130	—	—	5,826,130	(2)	12.42%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors LP	3,526,791	—	—	3,526,791	(3)	7.52%
Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	5,544,834	—	—	5,544,834	(4)	11.82%
100 Vanguard Blvd
Malvern, PA 19355
Wellington Group Holdings LLP	4,788,972	—	—	4,788,972	(5)	10.21%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
First Trust Portfolios L.P.	2,381,565			2,381,565	(6)	5.08%
First Trust Advisors L.P.
The Charger Corporation
120 East Liberty Dr, Suite 400
Wheaton, IL 60187
Directors
Steven Aldrich	—	—	8,474	8,474		*
William L. Atwell	14,061	5,221	7,747	27,029		*
John S. Clendening	327,723	510,623	—	838,346		1.77%
Lance G. Dunn	50,417	71,863	6,053	128,333		*
H. McIntyre Gardner	3,575	4,596	6,053	14,224		*
Georganne Proctor	—	—	8,474	8,474		*
Christopher W. Walters	30,541	42,388	6,053	78,982		*
Mary S. Zappone	27,111	38,940	6,053	72,104		*

NEOs and Directors and Officers as a Group
John D. Palmer	—	6,604	—	6,604		*
Eric Emans	81,825	73,727	—	155,552		*
Robert D. Oros	7,274	67,307	—	74,581		*
Sanjay Baskaran	12,368	51,495	—	63,863		*
Ann J. Bruder		—	—	—		*
All directors and executive officers as a group (13 persons)	479,814	859,578	53,549	1,392,941		2.91%
* Indicates less than 1.0% ownership of Blucora common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 9, 2018, if any, or RSUs held by that person that vest within 60 days of April 9, 2018, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 19, 2018, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 5,745,195 shares and sole dispositive power as to 5,826,130 shares.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2018, by Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”). Dimensional is an investment adviser/manager to certain funds and as investment adviser/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 3,383,525 shares and sole dispositive power as to 3,526,791 shares.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2018, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power as to 58,912 shares, shared voting power as to 9,996 shares, sole dispositive power as to 5,480,840 shares, and shared dispositive power as to 63,994 shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on March 9, 2018, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP shares voting power as to 4,400,270 shares and has shared dispositive power as to 4,788,972 shares; and Wellington Management Company LLP shares voting power as to 3,987,447 shares and has shared dispositive power as to 4,254,234 shares.

(6)
Based on information contained in Schedule 13G filed with the SEC on January 29, 2018 jointly by First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts that holds shares of the Company. First Trust Advisors L.P., an affiliate of First Trust Portfolios L.P., acts as a portfolio supervisor of the unit investment trusts sponsored by First Trust Portfolios L.P., certain of which hold shares of the Company. Neither First Trust Portfolios L.P., First Trust Advisors L.P. nor The Charger Corporation have the power to vote the shares of the Company held by these investment trusts sponsored by First Trust Portfolios L.P. Each of First Trust Portfolios L.P., First Trust Advisors L.P, and The Charger Corporation disclaims beneficial ownership of the shares included in the Schedule 13G. First Trust Advisors L.P. and The Charger Corporation share voting power as to 2,354,491 shares and share dispositive power as to 2,381,565 shares. First Trust Portfolios L.P. has shared dispositive power as to 27,074 shares.

Ownership Limitations
Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the IRC and the related Treasury Regulations (“Section 382”). Our certificate of incorporation (the “Charter”) was amended in 2009 to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.
In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock) to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.
Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.
Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our net operating losses ("NOLs") and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.
TRANSACTION OF OTHER BUSINESS
The Board of Directors is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholder Proposal
Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2019 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038 no later than December 20, 2018 and must otherwise be in compliance with applicable SEC rules. However, pursuant to such rule, if the 2019 annual meeting is held on a date that is before May 8, 2019 or after July 7, 2019, then a stockholder proposal submitted for inclusion in our Proxy Statement must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2019 annual meeting.
Director Nomination by Stockholders
Any stockholder nomination of a candidate for election to our Board of Directors, and any stockholder proposal of other business intended to be presented for consideration at the 2019 annual meeting of stockholders (but that will not be included in the Company’s Proxy Statement for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to our Corporate Secretary not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees or other business proposed by the stockholder and concerning the stockholder proposing such nominations or other business. Accordingly, any such stockholder proposal must be received between the close of business on February 7, 2019 and the close of business on March 9, 2019. However, if the 2019 annual meeting is not scheduled to be held between May 8, 2019 and July 7, 2019, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2019 annual meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2019 annual meeting or (B) the date which is 90 days prior to the date of the 2019 annual meeting. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our principal executive offices at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038, Attention: Corporate Secretary.
ANNUAL REPORT TO STOCKHOLDERS
The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2017, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Ann J. Bruder, our Corporate Secretary, at 6333 North State Highway 161, 4th Floor, Irving, Texas 75038, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:
Public Reference Room
100 F Street, NE
Washington, D.C. 20549
Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”
* * * *
Your vote is important to us. Please vote by telephone or Internet, or, if you request and receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. Shares must be voted either by telephone, online, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal Officer and Secretary
Irving, Texas
April 19, 2018
Annex A - Non-GAAP Reconciliation
Appendix A - Blucora, Inc. 2018 Long-Term Incentive Plan
Appendix B - Certificate of Amendment to Restated Certificate of Incorporation

Annex A
NON-GAAP RECONCILIATION
Below is a reconciliation of the non-GAAP measures set forth in this proxy statement under "Proxy Statement Summary" and "Compensation Discussion and Analysis—Executive Summary."
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) attributable to Blucora, Inc., determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation, amortization of acquired intangible assets (including acquired technology), restructuring, other loss, net, the impact of noncontrolling interests, income tax expense (benefit), the effects of discontinued operations, acquisition-related costs and CEO separation-related costs. Restructuring costs relate to the move of our corporate headquarters, which was announced in the fourth quarter of 2016. Acquisition-related costs include professional services fees and other direct transaction costs and changes in the fair value of contingent consideration liabilities related to acquired companies. The SimpleTax acquisition that was completed in 2015 included contingent consideration, for which the fair value of that liability was revalued in the second quarter of 2016. For further detail, see "Note 9: Debt" of the Notes to Consolidated Financial Statements in Part II Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
We believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results, and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business and, therefore, Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA differently and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Non-GAAP Net Income and Net Income Per Share (Non-GAAP EPS)
We define non-GAAP net income (loss) as net income (loss) attributable to Blucora, Inc., determined in accordance with GAAP, excluding the effects of discontinued operations, stock-based compensation, amortization of acquired intangible assets (including acquired technology), accretion of debt discount and accelerated accretion on debt discount on our Convertible Senior Notes that were formerly outstanding (the "Notes"), gain on the Notes repurchased, write-off of debt discount and debt issuance costs on the Notes that were redeemed and the terminated TaxAct - HD Vest 2015 credit facility, acquisition-related costs (described further under Adjusted EBITDA above), restructuring costs (described further under Adjusted EBITDA above), the impact of noncontrolling interests, the related cash tax impact of those adjustments, and non-cash income taxes. The write-off of debt discount and debt issuance costs on the terminated Notes and the closed TaxAct - HD Vest 2015 credit facility relates to the debt refinancing that occurred in the second quarter of 2017. We exclude the non-cash portion of income taxes because of our ability to offset a substantial portion of our cash tax liabilities by using deferred tax assets, which primarily consist of U.S. federal net operating losses. The majority of these net operating losses will expire, if unutilized, between 2020 and 2024.
We believe that non-GAAP net income (loss) and non-GAAP net income (loss) per share provide meaningful supplemental information to management, investors, and analysts regarding our performance and the valuation of our business by excluding items in the statement of operations that we do not consider part of our ongoing operations or have not been, or are not expected to be, settled in cash. Additionally, we believe that non-GAAP net income (loss) and non-GAAP net income (loss) per share are common measures used by investors and analysts to evaluate our performance and the valuation of our business. Non-GAAP net income (loss) should be evaluated in light of our financial results prepared in accordance with GAAP and should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate non-GAAP net income differently, and, therefore, our non-GAAP net income may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(in thousands except per share amounts, rounding differences may exist)	2015	2016	2017
	FY 12/31	FY 12/31	FY 12/31
	pro forma (1)	as reported	as reported
Adjusted EBITDA
Net income (loss) attributable to Blucora, Inc.	$(38,884)	$(65,158)	$27,039
Stock-based compensation	13,591	14,128	11,653
Depreciation and amortization of acquired intangible assets	45,464	38,688	38,139
Restructuring	—	3,870	3,101
Other loss, net	41,934	39,781	44,551
Net income attributable to noncontrolling interests	—	658	2,337
Income tax benefit	(7,222)	(1,285)	(25,890)
Discontinued operations, net of tax	27,348	63,121	—
Acquisition-related costs	—	391	—
Adjusted EBITDA	$82,231	$94,194	$100,930
Non-GAAP Net Income (Loss)
Net income (loss) attributable to Blucora, Inc.	$(38,884)	$(65,158)	$27,039
Discontinued operations, net of income taxes	27,348	63,121	—
Stock-based compensation	13,591	14,128	11,653
Amortization of acquired intangible assets	40,851	34,143	34,002
Accretion of debt discount on Convertible Senior Notes	3,866	3,666	1,567
Accelerated accretion of debt discount on Convertible Senior Notes repurchased	—	1,628	—
Gain on Convertible Senior Notes repurchased	—	(7,724)	—
Write-off of debt discount and debt issuance costs on terminated Convertible Senior Notes	—	—	6,715
Write-off of debt discount and debt issuance costs on closed TaxAct - HD Vest 2015 credit facility	—	—	9,593
Acquisition-related costs	—	391	—
Restructuring	—	3,870	3,101
Impact of noncontrolling interests	—	658	2,337
Cash tax impact of adjustments to GAAP net income	(400)	175	(6)
Non-cash income tax (benefit) expense	(9,422)	(3,802)	(26,853)
Non-GAAP net income (loss)	$36,950	$45,096	$69,148

Non-GAAP net income (loss) per share	$0.88	$1.06	$1.46
Diluted shares	41,861	42,686	47,211

(1) On October 14, 2015, we announced the acquisition of HD Vest, which closed on December 31, 2015.  As part of that announcement, we also stated our plans to divest our previously operated Search and Content and E-Commerce businesses in order to focus more strategically on the technology-enabled financial solutions market.  The pro forma information reflects the combination of HD Vest, TaxAct and corporate expenses as if the HD Vest acquisition closed on January 1, 2014 and excludes the results of our previously operated Search and Content and E-Commerce businesses that were divested in 2016.  The Company believes that this presentation most accurately reflects the financial performance of the Company on a go-forward basis.

BLUCORA

ANNUAL MEETING OF BLUCORA, INC.

Date: Thursday, June 7, 2018
Time: 2:00 P.M. (Central Daylight Time)
Place: The Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ **Use dark black pencil or pen only**

	For	Against	Abstain	Directors Recommend
1: Election of Directors				
01 John S. Clendening	☐	☐	☐	For
02 Lance G. Dunn	☐	☐	☐	For
03 H. McIntyre Gardner	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here ________________ Please Date Above

________________ Please Sign Here ________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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BLUCORA

Annual Meeting of Blucora, Inc.
to be held on Thursday, June 7, 2018
for Holders as of April 9, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/BCOR
- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

Call
866-437-3802
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 19, 2018, and hereby appoints Davinder Athwal and Ann J. Bruder, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on June 7, 2018 at 2:00 p.m., Central Daylight Time, in The Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, and at any postponement, adjournment or recess thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

All votes must be received by 5:00 P.M., Eastern Time, June 6, 2018.

PROXY TABULATOR FOR

BLUCORA, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Blucora, Inc.
Annual Meeting of Stockholders
June 7, 2018 2:00 p.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 19, 2018, and hereby appoints Davinder Athwal and Ann J. Bruder, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on June 7, 2018 at 2:00 p.m., Central Daylight Time, in the Rosetta Room of the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, and at any postponement, adjournment or recess thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Appendix A
BLUCORA, INC.
2018 LONG-TERM INCENTIVE PLAN
The Blucora, Inc. 2018 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”) was adopted by the Board of Directors of Blucora, Inc., a Delaware corporation (the “Company”), on April 6, 2018 (the “Board Approval Date”), to be effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan replaces and supersedes the Blucora, Inc. 2015 Incentive Plan as Amended and Restated (the “2015 Plan”) in its entirety. The 2015 Plan shall terminate on the Effective Date, but shall continue to apply to awards granted under the 2015 Plan prior to the Effective Date.
ARTICLE 1
PURPOSE
The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Related Companies and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:
(a)increase the interest of such persons in the Company’s welfare;
(b)furnish an incentive to such persons to continue their services for the Company or its Related Companies; and
(c)provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.
With respect to Participants who are subject to the reporting requirements of Section 16 of the Exchange Act, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.
ARTICLE 2
DEFINITIONS
For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1    “2015 Plan” is defined in the Preamble to the Plan.
2.2    “Annual Stockholders Meeting” means the annual general meeting of the stockholders of the Company, as established by the Board.
2.3    “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.4    “Authorized Officer” is defined in Section 3.2(b) hereof.
2.5    “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).
2.6    “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.
2.7    “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.
2.8    “Board” means the board of directors of the Company.
2.9    “Board Approval Date” has the meaning set forth in the Preamble to the Plan.
2.10    “Change in Control” means, unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, the occurrence of any of the following events:
(a)    an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (1) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (A), (B) and (C) set forth in Section 2.10(c) below;

(b)    a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c)    the consummation of (i) a merger or consolidation of the Company with or into any other company; (ii) a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or (iii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets; excluding, however, in each case, a transaction pursuant to which:

(A)the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least fifty percent (50%) of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(B)no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, forty percent (40%) or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the transaction; and

(C)individuals who were members of the Incumbent Board will immediately after the consummation of the transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a transaction described in this Section 2.10(c), the effective date of such transaction shall be the date on which the last of such transactions is consummated.
Notwithstanding the foregoing provisions of this “Change in Control” definition, to the extent necessary to comply with Section 409A of the Code, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.
2.11    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.
2.12    “Code” means the United States Internal Revenue Code of 1986, as amended.
2.13    “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.
2.14    “Common Stock” means the common stock, par value $0.0001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.
2.15    “Company” is defined in the Preamble to the Plan.
2.16    “Contractor” means any natural person, who is not an Employee, rendering bona fide services to or on behalf of the Company or a Related Company, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Related Company, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
2.17    “Corporation” means any entity that (i) is defined as a corporation under Section 7701 of the Code and (ii) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (ii) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.
2.18    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.
2.19    “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.
2.20    “Effective Date” is defined in the Preamble to the Plan.
2.21    “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Related Company of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.
2.22    “Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
2.23    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
2.24    “Exempt Shares” means shares of Common Stock subject to an Award that has been granted with (or that has been amended by the Committee to include) more favorable vesting provisions than those set forth in Section 7.2. No more than five percent (5%) of the shares of Common Stock that may be delivered pursuant to Awards may be shares designated as “Exempt Shares.”
2.25    “Exercise Date” is defined in Section 8.3(b) hereof.
2.26    “Exercise Notice” is defined in Section 8.3(b) hereof.
2.27    “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealer, Inc.’s OTC Bulletin Board or the Pink OTC Markets, Inc. (previously known as the National Quotation Bureau, Inc.); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.
2.28    “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.4(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

2.29    “Immediate Family Members” is defined in Section 15.8 hereof.
2.30    “Incentive” is defined in Section 2.5 hereof.
2.31    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.
2.32    “Incumbent Board” is defined in Section 2.10(b) hereof.
2.33    “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.
2.34    “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.
2.35    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.
2.36    “Other Award” means an Award issued pursuant to Section 6.9 hereof.
2.37    “Outside Director” means a director of the Company who is not an Employee or a Contractor.
2.38    “Outstanding Company Common Stock” is defined in Section 2.10(a) hereof.
2.39    “Outstanding Company Voting Securities” is defined in Section 2.10(a) hereof.
2.40    “Parent Company” means a company or other entity which as a result of a Change in Control owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.
2.41    “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.
2.42    “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.
2.43    “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.
2.44    “Plan” is defined in the Preamble to the Plan.
2.45    “Prior Plan Awards” means (i) any awards under the Prior Plans that are outstanding on the Effective Date, and that on or after the Effective Date, are forfeited, expire or are canceled; and (ii) any shares subject to awards relating to Common Stock under the Prior Plans that, on or after the Effective Date are settled in cash.
2.46    “Prior Plans” means the 2015 Plan and the Company’s Restated 1996 Flexible Stock Incentive Plan as of April 4, 2016.
2.47    “Related Company” means any Subsidiary and any other entity that is directly or indirectly controlled by, in control of or under common control with the Company.

2.48    “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.
2.49    “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.
2.50    “Restriction Period” is defined in Section 6.4(b)(i) hereof.
2.51    “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.
2.52    “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.
2.53    “Significant Operating Unit” means a Related Company that is designated by the Committee or the Successor Company from time to time as a Significant Operating Unit for purposes of the Plan.
2.54    “Significant Operating Unit Transaction” means a merger or consolidation of a Significant Operating Unit with or into any other company, entity or person or a sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Operating Unit’s assets, other than a transaction with a Subsidiary or another corporation or other entity that is controlled by the Company.
2.55    “Spread” is defined in Section 12.4(b) hereof.
2.56    “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.
2.57    “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.
2.58    “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Change in Control or the company or other entity which as a result of a Significant Operating Unit Transaction owns the Significant Operating Unit or all or substantially all of the Significant Operating Unit’s shares or assets either directly or through one or more subsidiaries.
2.59    “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Related Company ceases to serve as an Employee of the Company and its Related Companies, for any reason; (ii) an Outside Director of the Company or a Related Company ceases to serve as a director of the Company and its Related Companies for any reason; or (iii) a Contractor of the Company or a Related Company ceases to serve as a Contractor of the Company and its Related Companies for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section

422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.59, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.
2.60    “Total and Permanent Disability” means, unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, a Participant is qualified for long-term disability benefits under the Company’s or Related Company’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of twelve (12) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.60, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.
ARTICLE 3
ADMINISTRATION
3.1    General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.
3.2    Designation of Participants and Awards.
(a)The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.
(b)Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees or Contractors as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, that the resolution of the Board granting such authority (x) shall not authorize an officer to designate himself as a recipient of any Award, and (y) must comply in all material respects with the requirements of Applicable Law, including, Section 152 of Delaware General Corporation Law or any successor thereto.
3.3    Authority of the Committee. The Committee, in its discretion, shall (i) interpret the Plan and Award Agreements, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) establish Performance Goals for an Award and certify the extent of their achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.
Except as set forth in Section 3.2(b) above, the Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.
With respect to restrictions in the Plan that are based on the requirements of Rule 16b‑3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.
ARTICLE 4
ELIGIBILITY
Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company or a Related Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company or a Related Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.
ARTICLE 5
SHARES SUBJECT TO PLAN
5.1    Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and subject to Section 5.3, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 5,563,134 shares plus any Prior Plan Awards, of which up to 5,000,000 shares of Common Stock may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2    Reuse of Shares. Subject to Section 5.3, to the extent that any Award under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or Prior Plan Award or stock option so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Shares of Common Stock otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award for purposes of paying the exercise price or tax withholdings (including, without limitation, any shares withheld in connection with the exercise of stock-settled SARs) shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company or shares canceled on account of termination, expiration or lapse of an Award shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.
5.3    Fungible Share Provision. The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 2.0 shares for each share delivered in settlement of Awards other than Stock Options or SARs and one share for each share delivered in settlement of Stock Options or SARs. Any shares of Common Stock that again become available for issuance under the Plan pursuant to Section 5.2 shall be added back to the Plan as 2.0 shares if such shares were subject to Awards other than Stock Options or SARs and one share if such shares were subject to Stock Options or SARs.
5.4    Limitation on Outside Director Awards. No Outside Director may be granted any Award or Awards denominated in shares that exceed in the aggregate $700,000 in Fair Market Value (such Fair Market Value computed as of the Date of Grant) in any calendar year period, plus an additional $700,000 in Fair Market Value (determined as of the Date of Grant) for one-time awards to a newly appointed or elected Outside Director. The foregoing limit shall not apply to any Award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.
ARTICLE 6
GRANT OF AWARDS
6.1    In General.
(a)The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within the term of the Plan, as set forth in Article 10 below. The Plan shall be submitted to the Company’s stockholders for approval at the first stockholder meeting after the Board Approval Date and no Awards may be granted under the Plan prior to the Effective Date. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.
(b)If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c)Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.
6.2    Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Stock Option granted hereunder.
6.3    Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate (if applicable) and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.
6.4    Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Related Company, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.
(a)Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.
(b)Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:
(i)Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.
(ii)Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided that, if the right to receive dividends is awarded, then (A) any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee; and (B) such cash dividends or stock dividends so withheld by the Company and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to such Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.
(iii)The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.
(iv)Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.
6.5    SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Stock Appreciation Right granted hereunder.
6.6    Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, and (ii) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.
6.7    Performance Awards.
(a)The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.
If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.
(b)Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Related Company for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.
6.8    Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award (to the extent permitted under the Plan) or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award; provided that (i) any Dividend Equivalent Rights with respect to such Award shall be withheld by the Company for the Participant’s account until such Award is vested, subject to such terms as determined by the Committee; and (ii) such Dividend Equivalent Rights so withheld by the Company and attributable to any particular Award shall be distributed to such Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent Rights, if applicable, upon vesting of the Award and if such Award is forfeited, the Participant shall have no right to such Dividend Equivalent Rights. No Dividend Equivalent Rights may be paid or granted with respect to any Stock Option or SAR.
6.9    Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.
6.10    Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cost; working capital; earnings (and any variations thereon, including, without limitation, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization, and stock-based compensation or other similar expenses; operating earnings); earnings per share; book value per share; share price; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues (and any variations thereon, including, without limitation, gross revenues; net revenues; revenues from products); expenses (and any variations thereon); assets under management; fees based on assets under management; monetized units or products; sales (and any variations thereon); operating margins; gross margins; return on assets; return on equity; debt; debt plus equity; credit quality or debt ratings; profit (and any variations thereon) market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; capital expenditures; operational improvements; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence; (ii) gains or losses acquisitions or divestitures, (iii) asset write-downs; (iv) litigation or claim judgments or settlements; (v) foreign exchange gains and losses; (vi) impairments; (vi) changes in tax or accounting regulations or laws, (vii) the effect of a merger or acquisition, any reorganization or restructuring programs; or (viii) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.
6.11    Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.
6.12    No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option or SAR to reduce its Option Price or SAR Price, respectively, (ii) canceling a Stock Option or SAR at a time when its Option Price or SAR Price, respectively, exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.
6.13    Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.
ARTICLE 7
AWARD PERIOD; VESTING
7.1    Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.
7.2    Vesting. The Committee, in its sole discretion, shall establish the vesting terms applicable to an Incentive, provided that any such vesting terms shall not be inconsistent with the terms of the Plan, including, without limitation, this Section 7.2. Except as otherwise provided herein, no Incentive (nor any portion of an Incentive, even on a pro rata basis) may vest earlier than one (1) year after the Date of Grant; provided, however, with respect to grants of Awards made on the date of an Annual Stockholders Meeting to Outside Directors, such one (1) year vesting period shall be deemed satisfied if such Awards vest on the earlier of the first anniversary of the Date of Grant or the first Annual Stockholders Meeting following the Date of Grant. Except as otherwise provided herein, the Committee may not accelerate the date on which all or any portion of an Award may be vested or waive the Restriction Period on a Full Value Award except upon (i) the Participant’s death or Total and Permanent Disability; (ii) retirement (as such term is defined in the Participant’s applicable Award Agreement); or (iii) upon a Change in Control. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in this Section 7.2, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

ARTICLE 8
EXERCISE OR CONVERSION OF INCENTIVE
8.1    In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.
8.2    Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.
8.3    Exercise of Stock Option.
(a)In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.
(b)Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Award is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”), and with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) in cash; (ii) by wire transfer or check acceptable to the Company; (iii) if permitted by the Committee, having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Stock Option that have an aggregate Fair Market Value equal to the aggregate Option Price of the shares being purchased under the Stock Option; (iv) if permitted by the Committee, tendering (either actually or, so long as the shares are registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate Option Price of the shares being purchased under the Stock Option; (v) unless the Committee determines otherwise and so long as the shares are registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, by delivery of a properly executed Exercise Notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to promptly deliver to the Company the amount of proceeds to pay the aggregate Option Price; or (vi) such other consideration as the Committee may permit, in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.
(c)Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.
(d)Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.
8.4    SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery of an Exercise Notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:
(a)cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;
(b)that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or
(c)the Company may settle such obligation in part with shares of Common Stock and in part with cash.
The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.
8.5    Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9
AMENDMENT OR DISCONTINUANCE
Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.
ARTICLE 10
TERM
The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.
ARTICLE 11
CAPITAL ADJUSTMENTS
In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the Option Price of each outstanding Award, (iv) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (v) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.
Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12
RECAPITALIZATION, MERGER AND CONSOLIDATION
12.1    No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12.2    Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.
12.3    Exchange of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the Successor Company, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.
12.4    Cancellation of Awards. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event a Successor Company does not agree to convert, assume, substitute for or replace the Awards, then all such Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any dissolution or liquidation of the Company, by either:
(a)giving notice to each holder thereof or his personal representative of its intention to cancel those Awards for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Awards , including in the Board’s discretion some or all of the shares as to which such Awards would not otherwise be vested and exercisable; or
(b)in the case of Awards that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Award to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Award. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.
(c)For the avoidance of doubt, nothing in this Section 12.4 requires all outstanding Awards to be treated similarly.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.
ARTICLE 13
LIQUIDATION OR DISSOLUTION
Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.
ARTICLE 14
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES
Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Related Company as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.
ARTICLE 15
MISCELLANEOUS PROVISIONS
15.1    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.
15.2    No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Related Company.

15.3    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Related Company of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Related Company of the Company arising out of this Plan.
15.4    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
15.5    Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including, without limitation, Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
15.6    Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.
15.7    Tax Requirements. The Company or, if applicable, any Related Company (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Related Company), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (i) paying cash to the Company; (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant; (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value equal to the tax withholding obligations; (iv) surrendering a number of shares of Common Stock the Participant already owns having a Fair Market Value equal to the tax withholding obligations; or (v) any combination of (i), (ii), (iii) or (iv). The value of the shares so withheld or tendered may not exceed the Company’s minimum required tax withholding rate. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8    Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.
Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (i) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.
Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.8.
15.9    Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.
15.10    Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):
On the face of the certificate:
“TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.”
On the reverse:
“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN BLUCORA, INC. 2018 LONG-TERM INCENTIVE PLAN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY IN IRVING, TEXAS. NO TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY MAY BE MADE EXCEPT IN

ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID PLAN. BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, TRANSFEREE OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SAID PLAN.”
The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:
“SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND NOT FOR RESALE, TRANSFER OR DISTRIBUTION, HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH LAWS, OR IN TRANSACTIONS OTHERWISE IN COMPLIANCE WITH SUCH LAWS, AND UPON EVIDENCE SATISFACTORY TO THE COMPANY OF COMPLIANCE WITH SUCH LAWS, AS TO WHICH THE COMPANY MAY RELY UPON AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.”
15.11    Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Related Company of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Related Company of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.
A copy of this Plan shall be kept on file in the principal office of the Company in Irving, Texas.
***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of April 6, 2018, by its President and Chief Executive Officer pursuant to prior action taken by the Board.
BLUCORA, INC.
By:    /s/ John S. Clendening
Name:    John S. Clendening
Title:    President and Chief Executive Officer

Appendix B

Proposed Certificate of Amendment
to the Restated Certificate of Incorporation of Blucora, Inc.
The text of the proposed amendment is marked to reflect the proposed changes.
The text of the proposed amendment is marked to reflect the proposed changes. Additions to the proposed amendment are indicated by bolded underlined text and deletions are indicated by strike-outs.
Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
1.    Article 5 of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
The Board shall be composed of not less than ~~5~~ 6 nor more than ~~9~~ 15 Directors, the specific number to be set by resolution of the Board, provided that the Board may be less than ~~5~~ 6 until vacancies are filled. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.
Commencing with the 2018 annual election of Directors, at each annual election of Directors, the successors to the class of Directors whose term expires at that time shall be elected to hold office for a term of one year. Commencing with the 2020 annual meeting of stockholders, the division of the Board of Directors into three classes shall terminate and all Directors shall be of one class elected annually. Notwithstanding any of the foregoing provisions of this Article 5, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.
2.    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this ___ day of _________, 2018.

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